UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or 12(g) of
the Securities Exchange Act of 1934

COMMISSION FILE NUMBER: 333-132028

ENSURAPET, INC.
(Small Business Issuer in its Charter)

NEVADA	13-4303483
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

721 24TH STRET NE CANTON, OHIO	44714
(Address of principal executive offices)	(Zip Code)

Issuer’s Telephone Number: (949) 554-7313

Copies to:

Joseph I. Emas
Attorney at Law
1224 Washington Avenue
Miami Beach, Florida 33139
(305) 531-1174
(305) 531-1274 (facsimile)

Securities to be registered pursuant to Section 12(g) of the Act:

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the United States Securities and Exchange Commission under the Securities and Exchange Act of 1934, as amended.

SUBJECT TO COMPLETION, DATED June 1, 2009

PRELIMINARY INFORMATION STATEMENT

Purrfect Pet Club, Inc.
Common and Preferred Stock
(par value $0.001 per share)

This information statement is being furnished in connection with the distribution to holders of common and preferred stock, par value $0.001 per share, of Ensurapet, Inc.. (“Ensurapet”) of all the outstanding shares of common and preferred stock, par value $0.001 per share, of Purrfect Pet Club, Inc.(“Purrfect Pet”).

We are currently a subsidiary of Ensurapet. Following the spin-off, our business will consist of the assets and liabilities that currently comprise the Purrfect Pet Club business of Ensurapet.

Shares of our common and preferred stock will be distributed to holders of Ensurapet common and preferred stock of record as of 5:00 p.m., Canton, Ohio time, June 1, 2009, which will be the record date. These stockholders will receive one share of our common stock for every share of Ensurapet common stock and one share of our preferred stock for every share of Ensurapet preferred stock held on the record date. The spin-off of our shares will be made in book-entry form, and physical stock certificates will be issued only upon request. The spin-off will be effective at 11:59 p.m., Canton, Ohio time on June 1, 2009. Ensurapet believes the spin-off to be tax-free for stockholders; however, we do not have any ruling from the U.S. Internal Revenue Service nor do we have a favorable opinion by the Company’s accounting firm confirming the spin-off’s tax-free status. You should consult your own tax advisor as to the particular consequences of the spin-off to you.

No stockholder approval of the spin-off is required or sought. We are not asking you for a proxy and you are requested not to send us a proxy. Ensurapet stockholders will not be required to pay for the shares of our common and preferred stock to be received by them in the spin-off or to surrender or exchange shares of Ensurapet common and preferred stock in order to receive our common and preferred stock or to take any other action in connection with the spin-off.

Currently, there is no trading market for our common stock. However, we expect that a limited market, commonly known as a “when-issued” trading market, for our common stock will develop on or shortly before the record date for the spin-off, and we expect that “regular way” trading of our common stock will begin the first trading day after the spin-off.”

In reviewing this information statement, you should carefully consider the matters described under “Risk Factors” beginning on page 9 for a discussion of certain factors that should be considered by recipients of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement June 1, 2009.

This information statement was first mailed to Ensurapet stockholders on or about June 1, 2009.

TABLE OF CONTENTS

Page
Questions and Answers About the Spin-Off	iii
Executive Summary	1
Risk Factors	9
Special Note About Forward-Looking Statements	15
The Spin-Off	16
Dividend Policy	21
Capitalization	21
Summary Historical Financial Data	6
Management’s Discussion and Analysis of Financial Condition and Results of Operations	25
Business	28
Management	29
Corporate Governance	30
Director Compensation	32
Executive Compensation	32
Security Ownership by Certain Beneficial Owners and Management	33
Our Relationship with Example After the Spin-Off	34
Description of Our Capital Stock	37
Description of Indebtedness	40
Where You Can Find More Information	40
Index to Combined Financial Statements	F-1
Independent Registered Public Accounting Firm	F-2
Audited Combined Statements of Income for the Years Ended December 31, 2008, 2007 and 2006	F-3
Audited Combined Balance Sheets as of December 31, 2008, 2007 and 2006	F-4
Audited Combined Statements of Cash Flows for the Years Ended December 31, 2008, 2007 and 2006	F-5
Audited Combined Statements of Changes in Owner’s Equity for the Years Ended December 31, 2008, 2007 and 2006	F-6
Notes to Combined Financial Statements	F-7
Exhibit C Executive Compensation	F-9

This information statement is being furnished solely to provide information to Ensurapet stockholders who will receive shares of our common and preferred stock in the distribution. This information statement is not, and is not to be construed as, an inducement or encouragement to buy or sell any of our securities or any securities of Ensurapet. This information statement describes our business, the relationship between Ensurapet and us, and how the spin-off affects Ensurapet and its stockholders, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of our common and preferred stock that you will receive in the distribution. You should be aware of certain risks relating to the spin-off, our business and ownership of our common and preferred stock, which are described under the heading “Risk Factors.”

i

You should not assume that the information contained in this information statement is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and we undertake no obligation to update the information, except in the normal course of our public disclosure obligations and practices.

Unless the context indicates otherwise, all references in this information statement:

•	to “Purrfect Pet Club, Inc.,” “us,” “we,” or “our” include Purrfect Pet Club; and

•
to “EPTI” or “Ensurapet” are to Ensurapet, Inc., and its subsidiaries, and, with respect to periods following the spin-off, Ensurapet, Inc., and its subsidiaries other than Purrfect Pet Club, Inc., and its subsidiaries.

The transaction in which we will be separated from Ensurapet and become a separately-traded public company is referred to in this information statement as the “separation,” the “distribution” or the “spin-off.”

We obtained the market and industry data and other statistical information used throughout this information statement from our own research, surveys or studies conducted by third parties, independent industry or general publications and other published independent sources. In particular, we have based much of our discussion of the pet industry on information published by American Veterinary Association or provided by Package Facts Reports. None of these publications were prepared on our behalf. While we believe that each of these sources is reliable, we have not independently verified such data. Similarly, we believe our internal research is reliable, but it has not been verified by any independent sources.

QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF:

Q:	Why am I receiving this document?

A:
Ensurapet is delivering this document to you because you were a holder of Ensurapet common or preferred stock on the record date for the distribution of our shares of common and preferred stock. Accordingly, you are entitled to receive one share of our common stock for every share of Ensurapet common stock and one share of our preferred stock for every share of Ensurapet preferred stock that you held on the record date. No action is required for you to participate in the distribution.

Q:	What is the spin-off?

A:
The spin-off is the overall transaction of separating our company from Ensurapet, which will be accomplished through a series of transactions resulting in us owning what is currently the pet club business segment of Ensurapet. The final step of the transaction will be the pro rata distribution of our common and preferred stock by Purrfect Pet Club to holders of Ensurapet’s common and preferred stock. We refer to this last step as the “distribution.” For additional information regarding these transactions, see “The Spin-Off—Manner of Effecting the Spin-Off” beginning on page 17.

Q:	Who is Purrfect Pet Club, Inc.?

A:
Up to the time of the spin-off, we will be a wholly owned subsidiary of Ensurapet that is currently comprised of Ensurapet’s pet club business segment. Following the spin-off, we will be a separate publicly-traded company. We are an online pet club portal community that provides humorous and fun content including, blogs, podcasts, video, and online shopping to more than 10,000 pet products.

Q:	Why is Ensurapet separating our businesses and distributing our stock?

A:
Ensurapet’s Board of Directors and management believe the separation will provide the benefits set forth below under the caption “The Spin-Off—Reasons for the Spin-Off” beginning on page 16, and that achieving those benefits will result in greater aggregate value to stockholders who retain their Ensurapet and Purrfect Pet Club, Inc. shares than would be obtained under the current structure.

Q:	Why is the separation of the two companies structured as a spin-off?

A:
Ensurapet’s Board of Directors believes that a tax-free spin-off of our shares is a cost-effective and tax efficient way to separate the companies.  Please know that while Ensurapet believes the spin-off to be tax-free for stockholders; we do not have any ruling from the U.S. Internal Revenue Service and or a favorable opinion by the Company’s accounting firm confirming the spin-off’s tax-free status. You should consult your own tax advisor as to the particular consequences of the spin-off to you.

Q:	What is the record date for the distribution?

A:	The record date is June 1, 2009, and ownership will be determined as of 5:00 p.m., Canton, Ohio time, on that date. When we refer to the “record date,” we are referring to that time and date.

Q:	What will be our relationship with Ensurapet after the spin-off?

A:
Ensurapet and Purrfect Pet Club, Inc. each will be independent, publicly-traded companies. However, we will enter into agreements with Ensurapet that will ease our transition from consolidated operating segments to an independent company following the spin-off. For example, Ensurapet will continue to provide certain administrative services for an agreed period following the spin-off. For additional information regarding our relationship with Ensurapet after the spin-off, see “Our Relationship with Ensurapet After the Spin-Off” beginning on page 34.

Q:	When will the spin-off be completed?

A:	Shares of our common and preferred stock will be distributed on or about June 1, 2009. We refer to this date as the “distribution date.”

Q:	Can Ensurapet decide to cancel the distribution of our common and preferred stock even if all the conditions have been met?

A:
Yes. The distribution is conditioned upon satisfaction or waiver of certain conditions. See “The Spin-Off—Spin-Off Conditions and Termination” beginning on page 21. Ensurapet has the right to terminate the stock distribution, even if all of these conditions are met, if at any time Ensurapet’s Board of Directors determines, in its sole discretion that Ensurapet and Purrfect Pet Club, Inc. are better served being a combined company or that business conditions are such that it is not advisable to complete the spin-off. Business conditions that could cause Ensurapet’s Board of Directors to terminate the spin-off include, among other things, deterioration in business value caused by either a decline in the outlook for our pet club business or a decline in the equity market valuation for such businesses.

Q:	What will happen to the listing of Ensurapet common stock?

A:	Nothing. Ensurapet common stock will continue to be traded on the OTC Bulletin Board under the symbol “EPTI.”

Q:	Will the spin-off affect the market price of my Ensurapet shares?

A:
Yes. As a result of the spin-off, we expect the trading price of Ensurapet shares immediately following the distribution to be lower than immediately prior to the distribution because the trading price will no longer reflect the value of our business. In addition, until the market has fully analyzed the operations of Ensurapet without this business segment, the price of Ensurapet shares may fluctuate significantly. Furthermore, the combined trading prices of Ensurapet common stock and our common stock after the distribution may be higher or lower than the trading price of Ensurapet common stock prior to the distribution.

Q:	What will Ensurapet stockholders receive in the spin-off?

A:
In the spin-off, Ensurapet stockholders will receive one share of our common stock for every share of Ensurapet common stock they own and one share of our preferred stock for every share of Ensurapet preferred stock they own as of the record date of the spin-off. Immediately after the spin-off, Ensurapet stockholders will still own all of Ensurapet’s current business segments, but they will own them as two separate investments rather than as a single investment.

After the spin-off, the certificates and book-entry interests representing the “old” Ensurapet common and preferred stock will represent such stockholders’ interests in the Ensurapet businesses (other than our business) following the spin-off, and the certificates and book-entry interests representing our common and preferred stock that stockholders receive in the spin-off will represent their interest in our business only.

Q:	What does an Ensurapet stockholder need to do now?

A:
Ensurapet stockholders do not need to take any action, although we urge you to read this entire document carefully. The approval of the Ensurapet stockholders is not required or sought to effect the spin-off, and Ensurapet stockholders have no appraisal rights in connection with the spin-off. Ensurapet is not seeking a proxy from any stockholders, and you are requested not to send us a proxy.

Ensurapet stockholders will not be required to pay anything for our shares distributed in the spin-off or to surrender any shares of Ensurapet common or preferred stock. Ensurapet stockholders should not send in their Ensurapet share certificates. Ensurapet stockholders will automatically receive their shares of our common and preferred stock when the spin-off is effected.

Q:	Are there risks associated with owning our common or preferred stock?

A:
Yes. Our business is subject to both general and specific risks relating to our operations. In addition, our spin-off from Ensurapet presents risks relating to our becoming a separately-traded public company as well as risks relating to the nature of the spin-off transaction itself. See “Risk Factors” beginning on page 9.

Q:	What are the U.S. federal income tax consequences of the spin-off to Ensurapet stockholders?

A:
While management believes this is a tax free transaction there has been no private letter ruling from the Internal Revenue Service (“IRS”), that Ensurapet stockholders will not recognize a gain or loss on the receipt of shares of our common or preferred stock in the spin-off. Ensurapet believes stockholders will apportion their tax basis in Ensurapet common or preferred stock between such Ensurapet common and preferred stock and our common and preferred stock received in the spin-off in proportion to the relative fair market values of such stock at the time of the spin-off. Further an Ensurapet stockholder’s holding period for our common stock received in the spin-off will include the period for which that stockholder’s Ensurapet common or preferred stock was held. See “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off” beginning on page 18. You should consult your own tax advisor as to the particular consequences of the spin-off to you.

Q:	What if I want to sell my Ensurapet common or preferred stock or my Purrfect Pet Club, Inc. common or preferred stock?

A:
You should consult with your own financial advisors, such as your stockbroker, bank or tax advisor. We do not make any recommendations on the purchase, retention or sale of shares of Ensurapet common stock or our common and preferred stock to be distributed.

If you do decide to sell any shares, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your Ensurapet common stock or your Purrfect Pet Club, Inc. common stock after it is distributed, or both. Preferred stock not tradable until it has been converted into common shares.

Q:	Where will I be able to trade shares of our common stock?

A:
There is not currently a public market for our common stock.” We anticipate that trading in shares of our common stock will begin on a “when-issued” basis on or shortly before the record date and before the distribution date, and “regular way” trading will begin on the first trading day following the distribution date. If trading does begin on a “when-issued” basis, you may purchase or sell our common stock after that time, but your transaction will not settle until after the distribution date. On the first trading day following the distribution date, when-issued trading with respect to our common stock will end and regular way trading will begin. We cannot predict the trading prices for our common stock before or after the distribution date.

Q:	Do you intend to pay dividends on your common or preferred stock?

A:	Not at this time.

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Q:	Where can Ensurapet stockholders get more information?

A:	Before the distribution, if you have any questions relating to the distribution, you should contact:

Ensurapet, Inc.
177 Riverside Ave, Ste. F, #1152, Newport Beach, CA 92663

After the distribution, if you have any questions relating to our common and preferred stock, you should contact:

Purrfect Pet Club, Inc.
2819 Carol Rd, Union, NJ 07083

Q:	Who will be the distribution agent for the spin-off?

A:	Madison Stock Transfer will be the distribution agent for the spin-off. The distribution agent can be contacted at: P.O. Box 145, Brooklyn, New Jersey 11229.

EXECUTIVE SUMMARY

Our Strengths

We believe the following competitive strengths position us well for continued operating success, growth and profitability:

•	There is limited competition in this market niche.

•	This focus affords us greater marketing flexibility unlike Ensurapet, which was a regulated and licensed insurance agency.

•	We have the ability to offer pet owners an expanded cafeteria selection of membership benefits.

•	We have a potentially untapped market that can provide a growing, recurring revenue stream.

•	We have a worldwide web footprint with flexible capabilities.

•	We are an attractive platform for growth through marketing alliances.

•	We have a more focused corporate structure that provides for greater value creation opportunities.

•
We have an efficient capital structure that allows for effective returns of capital to shareholders. Our new capital structure will allow us to manage the business on an economic value added basis, which will provide us the appropriate performance measurement tools to maintain or improve our return on capital. It will also enable us to raise capital and reduce debt while keeping management focused on operating results and cash flow generation. Our capital structure will also provide us with the flexibility to make selective value-accretive marketing alliances within the industries we serve.

•
Our strong management team is highly experienced. We have an experienced and diverse senior management team. On average, the members of our senior management team have careers exceeding 5 years with club, association, and online interactive websites.

Our Strategy

As part of our core mission of being an online pet club portal community that provides humorous and fun content including, blogs, podcasts, video, and online shopping to more than 10,000 pet products, we will focus on four critical strategies:

•
Expand Online Technology. By maintaining and expanding our online technological, we will remain well positioned to capture the growth created through utilization of the world wide web and community blogging sites. To expand our technological we will continue to invest in ongoing research and development. We will focus on enhancing our members’ benefits, creating new efficiencies, and solving technological challenges posed by evolving industry trends.

•
Leverage Our Growing Membership Base. We intend to continue to leverage our membership base of online users to generate website advertising opportunities from other companies. In doing so will provide a growing, recurring revenue stream as well as the opportunity to strengthen and enhance our customer relationships, increase our customer knowledge and generate new ideas for membership development.

•
Growth Through Marketing Alliances. In addition to benefiting from the expected growth in the markets that we serve, we also intend to pursue external growth through select, value-accretive marketing alliances with companies that provide pet products and services. We believe that increasing the available products and services available to club members will permit us to efficiently grow the business.

Our Industry

Purrfect Pet Club, Inc., is an online pet club portal community that provides humorous and fun content, blogs, podcasts, video, and online shopping to more than 10,000 pet products. Product marketing centers on associations, website advertising, grocery coupon campaigns, and receipt checkout messaging technologies.

For additional details, see “Business—Purrfect Pet—Industry Overview” and “Business—Purrfect Pet—Overview” beginning on pages 37, respectively.

Summary of the Spin-Off

The following is a summary of the terms of the spin-off. Please see “The Spin-Off” beginning on page 26 for a more detailed description of the matters described below.

Distributing company	Ensurapet, Inc.., a Nevada corporation.

Distributed company
Purrfect Pet Club, Inc. (“Purrfect Pet”) a Michigan corporation, which is comprised of the current pet club business segment of Ensurapet. Purrfect Pet’s principal executive offices are located at 2819 Carol Rd, Union, NJ 07083.

Distribution ratio
Each holder of Ensurapet common stock will receive a dividend of one share of Purrfect Pet common stock for every share of Ensurapet common stock held on the record date.

Each holder of Ensurapet preferred stock will receive a dividend of one share of Purrfect Pet preferred stock for every share of Ensurapet preferred stock held on the record date.

Securities to be distributed
Approximately 100,000,000 shares of Purrfect Pet common stock, which will constitute all of the outstanding shares of Purrfect Pet common stock immediately after the spin-off (based on the approximately 100,000,000 shares of Ensurapet common stock that we expect to be outstanding on the record date).

Approximately 3,100,000 shares of Purrfect Pet preferred stock, which will constitute all of the outstanding shares of Purrfect Pet preferred stock immediately after the spin-off (based on the approximately 3,100,000 shares of Ensurapet preferred stock that we expect to be outstanding on the record date).

Record date
The record date is 5:00 p.m., Canton, Ohio time, on June 1, 2009. In order to be entitled to receive shares of Purrfect Pet common and preferred stock in the spin-off, holders of shares of Ensurapet common and preferred stock must be stockholders as of 5:00 p.m., Canton, Ohio, on the record date.

Distribution date	The distribution date will be on or about June 1, 2009.

Relationship between Purrfect Pet and Ensurapet after the spin-off
Following the spin-off, Ensurapet and Purrfect Pet each will be an independent, publicly-traded company. However, we will enter into agreements with Ensurapet that will facilitate our transition into an independent, publicly-traded company. For example, Ensurapet will continue to provide certain transition services. For additional information regarding our relationship with Ensurapet after the spin-off, see “Our Relationship with Ensurapet After the Spin-Off” beginning on page 34.

Dividend policy
The declaration and amount of future dividends, if any, will be determined by our Board of Directors and will depend on our financial condition, earnings, capital requirements, financial covenants, regulatory constraints, industry practice and other factors our Board of Directors deems relevant.

Payment of intercompany indebtedness	All intercompany debt between Ensurapet and Purrfect Pet will be settled prior to the completion of the spin-off and there will be no continuing intercompany debt thereafter.

Corporate Information and Structure

Pursuant to the spin-off, we will be separated from Ensurapet and become a separate publicly-traded company. The spin-off and our resulting separation from Ensurapet involve the following steps:

•
Before our separation from Ensurapet, we will enter into a Separation and Distribution Agreement (the “Separation Agreement”) and several ancillary agreements with Ensurapet to effect the separation and provide a framework for our relationship with Ensurapet after the spin-off. These agreements will provide for the allocation between us and Ensurapet of the assets, liabilities and obligations currently owned by Ensurapet and attributable to periods prior to, at and after our separation from Ensurapet. Other ancillary agreements will provide for certain transition services to be performed by each of Ensurapet and us for the other to facilitate our transition into a separate company. For more information on these agreements, see “Our Relationship with Ensurapet After the Spin-Off” beginning on page 34.

•
In addition, before the separation, our Board of Directors and Ensurapet, as our sole stockholder, will adopt certain benefit plans and approve various actions related to the spin-off as described in this information statement. We will assume Ensurapet’s obligations under its current defined benefit pension plan applicable to our current employees, terminated vested and retired employees.

•
The Securities and Exchange Commission (the “SEC”) will declare effective under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the registration statement of which this information statement is a part, and Ensurapet will mail this information statement to its stockholders.

•
Prior to the distribution date, certain assets related to our business will be transferred from Ensurapet to us or our relevant subsidiaries via a series of distributions among various Ensurapet subsidiaries.

•
Following the separation, we will operate as a separate publicly-traded company, and we expect that our common stock will begin trading on the Over the Counter Bulletin Board on a regular way basis following the distribution date.

For a further explanation of the spin-off, see “The Spin-Off” beginning on page 16.

Summary Financial Data

The following tables set forth our summary financial data. The summary historical income statement and statement of cash flows for each of the three years in the period ended December 31, 2008, 2007, and 2006 and the summary historical balance sheet data as of December 31, 2008, 2007, and 2006 are derived from our audited combined financial statements included elsewhere in this information statement, which have been prepared in accordance with U.S. generally accepted accounting principles. Furthermore, these combined financial statements have been prepared to reflect adjustments to our historical financial information to give effect to the following transactions, as if those transactions had been completed at earlier dates:

•	creation of the capital structure of Purrfect Pet Club Inc. based upon the expected separation from Ensurapet;

You should read the summary financial information in conjunction with our audited combined financial statements and the notes to the audited combined financial statements. You should also read the sections “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The summary combined financial information is qualified by reference to these sections, as well as the audited combined financial statements and the notes to the audited combined financial statements that are included elsewhere in this information statement.

The combined financial information and combined financial information are not necessarily indicative of results to be expected from any future period and do not reflect what our financial position and results of operation would have been had we operated as a separate company during the periods presented.

SUMMARY HISTORICAL FINANCIAL DATA
YEARS ENDED DECEMBER 31, 2008, 2007, AND 2006

Purrfect Pet Club, Inc.
(A Development Stage Company)
Income Statement
December 31, 2008, December 31, 2007 and December 31, 2006 (Inception)

			Since Inception
	2008	2007	2006

Revenues	$5,196	$1,158	$0

General and administrative expenses	5,196	1,158	103,600

Income (loss) before taxes	0	0	(103,600)

Provision for taxes	0	0	0

NET INCOME (LOSS)	$0	$0	$(103,600)

Earnings Per Share
Basic	$0	$0	$(0.001)
Average shares outstanding	100,00,000	100,00,000	100,00,000

See accompanying notes to financial statements

Purrfect Pet Club, Inc.
(A Development Stage Company)
Balance Sheet
December 31, 2008, December 31, 2007 and December 31, 2006 (Inception)

			Since Inception
ASSETS	2008	2007	2006
Current Assets
Cash and cash equivalents	$0	$0	$0
Prepaid expenses	0	0	0
Total Current Assets	0	0	0

Fixed Assets
Property and equipment - net	0	0	0

Other Assets
Trademarks	500	500	500
	500	500	500

Total Assets	$500	$500	$500

See accompanying notes to financial statements

Purrfect Pet Club, Inc.
(A Development Stage Company)
Balance Sheet
December 31, 2008, December 31, 2007 and December 31, 2006 (Inception)

			Since Inception
LIABILITIES AND STOCKHOLDERS' EQUITY	2008	2007	2006
Current Liabilities
Accounts payable	$0	$0	$0
Total Current Liabilities	0	0	0

Stockholders' Equity
Preferred stock	3,100	3,100	3,100
Common stock	100,000	100,000	100,000
Additional paid in capital	1,000	1,000	1,000
Accumulated deficit stockholders equity	(103,600)	(103,600)	(103,600)
Total Stockholders' Equity	500	500	500

Total Liabilities and Stockholders' Equity	$500	$500	$500

See accompanying notes to financial statements

Purrfect Pet Club, Inc.
(A Development Stage Company)
Statement of Cash Flow
December 31, 2008, December 31, 2007 and December 31, 2006 (Inception)

	2008	2007	2006
Cash Flows From/For Operating Activities
Net Income (Loss)	$-	$-	$(500)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities
Depreciation			-
Amortization	-	-	-
Net Cash Used in Operation Activities	-	-	(500)
Cash Flows For Investing Activities
Trademarks	-	-	(500)
Net Cash Used in Investing Activities	-	-	(500)
Cash Flows From Financing Activities
Sale of Capital Stock	-	-	1,000
Net Cash From Financing Activities	-	-	1,000
Net Increase (Decrease) in Cash and Cash Equivalents	-	-	-
Cash and Cash Equivalents - Beginning	-	-	-
Cash and Cash Equivalents - Ending	$-	$-	$-

See accompanying notes to financial statements

RISK FACTORS

You should carefully consider the risks described below, together with all of the other information included in this information statement, in evaluating our company and our common and preferred stock. If any of the risks described below actually occurs, our business, financial condition, results of operations, cash flows and stock price could be materially adversely affected.

Risk Factors Relating to Our Business

Our financial results are subject to fluctuations caused by many factors that could result in our failing to achieve anticipated financial results.

Terrorist attacks and threats, escalation of military activity in response to such attacks or acts of war may negatively affect our business, financial condition, results of operations and cash flows.

Terrorist attacks and threats, escalation of military activity in response to such attacks or acts of war may negatively affect our business, financial condition, results of operations and cash flows. Any future terrorist attacks against U.S. targets, rumors or threats of war, actual conflicts involving the United States or its allies, or military or trade disruptions affecting our customers or the economy as a whole may materially adversely affect our operations or those of our customers. As a result, there could be delays or losses in transportation and deliveries to our customers, decreased sales of our products and extension of time for payment of accounts receivable from our customers. Strategic targets such as those relating to transportation and food processing may be at greater risk of future terrorist attacks than other targets in the United States. It is possible that any of these occurrences, or a combination of them, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Due to the type of marketing alliances we enter into, the cumulative loss of several major alliances may negatively affect our business, financial condition, results of operations and cash flows.

We often enter into large, pet-oriented marketing alliances for long-term growth of market share and service agreements. These agreements may be terminated or breached, or our customers may fail to renew their membership. If we were to lose several key alliances over a relatively short period of time and if we were to fail to develop alternative membership benefits or opportunities, we could experience a materially adverse impact on our business, financial condition, results of operations and cash flows.

We may lose money on fixed-price contracts in accord with our marketing alliances.

As is customary for several of the business areas in which we operate, we agree, in some cases, to provide services under fixed-price contracts. Under these contracts, we are typically responsible for cost overruns. Our actual costs and any gross profit realized on these fixed-price contracts may vary from the estimated amounts on which these contracts were originally based. There is inherent risk in the estimation process, including significant unforeseen technical and logistical challenges or longer than expected lead times. A fixed-price contract may prohibit our ability to mitigate the impact of unanticipated increases in development cost (including the software development) through increased pricing. Depending on the size of a development project, variations from estimated contract performance could have a materially adverse impact on our business, financial condition, results of operations and cash flows.

If we are unable to develop, preserve and protect our intellectual property assets, our business, financial condition, results of operations and cash flows may be negatively affected.

As an online website association based service company, our intellectual property portfolio is crucial to our continuing ability to be a leading solutions and services provider to the pet industries. We strive to protect and enhance our proprietary intellectual property rights through patent, copyright, trademark and trade secret laws, as well as through technological safeguards. To the extent we are not successful, our business, financial condition, results of operations and cash flows could be materially adversely impacted. We may be unable to prevent third parties from using our technology without our  authorization or independently developing technology that is similar to ours, particularly in those areas where the laws do not protect our proprietary rights as fully as in the United States. Even if we make patent applications, we may not be successful in securing patents for these claims, and our competitors may already have applied for patents that, once issued, will prevail over our patent rights or otherwise limit our ability to sell our products.

While we take steps to provide for confidentiality obligations of employees and third parties with whom we do business (including customers, suppliers and strategic partners), there is a risk that such parties will breach such obligations and jeopardize our intellectual property rights. Although we have agreements in place to mitigate this risk, there can be no assurance that such protections will be sufficient.

We are actively engaged in efforts to protect the value of our intellectual property and to prevent others from infringing our intellectual property rights. However, due to the complex and technical nature of such efforts and the potentially high stakes involved, such enforcement activity can be expensive and time consuming, and there can be no assurance that we will be successful in these efforts.

Claims by others that we infringe their intellectual property rights could harm our business, financial condition, results of operations and cash flows.

We have seen a trend towards aggressive enforcement of intellectual property rights as the functionality of products in our industry increasingly overlaps and the volume of issued patents continues to grow. As a result, there is a risk that we could be subject to infringement claims which, regardless of their validity, could:

•	Be expensive, time consuming and divert management attention away from normal business operations;

•	Require us to pay monetary damages or enter into non-standard royalty and licensing agreements;

•	Require us to modify our product sales and development plans; or

•	Require us to satisfy indemnification obligations to our customers.

Regardless of whether these claims have any merit, they can be burdensome to defend or settle and can harm our business and reputation.

Our information systems, computer equipment and information databases are critical to our business operations, and any damage or disruptions could negatively affect our business, financial condition, results of operations and cash flows.

Our operations are dependent on our ability to protect our computer equipment and the information stored in our databases from damage by, among other things, earthquake, fire, natural disaster, power loss, telecommunications failures, unauthorized intrusions and other catastrophic events. A part of our operations is based in an area of Ohio that has experienced power outages and snowfalls, while another part of our operations is based in an area of Florida that has experienced power outages and hurricanes. Despite our best efforts at planning for such contingencies, catastrophic events of this nature may still result in system failures and other interruptions in our operations, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In addition, it is periodically necessary to replace, upgrade or modify our internal information systems. If we are unable to do this in a timely and cost-effective manner, especially in light of demands on our information technology resources, our ability to capture and process financial transactions and therefore our business, financial condition, results of operations and cash flows may be materially adversely impacted.

Inadequate internal controls and accounting practices could lead to errors, which could negatively impact our business, financial condition, results of operations and cash flows.

We will have internal controls and management oversight systems in place, however, we may not be  able to prevent or detect misstatements in our reported financial statements due to system errors, the potential for human error and unauthorized actions of employees or contractors, inadequacy of controls, temporary lapses in controls due to shortfalls in transition planning and oversight resource contracts and other factors. In addition, due to their inherent limitations, such controls may not prevent or detect misstatements in our reported financial results as required under SEC and OTC Bulletin Board rules, which could increase our operating costs or impair our ability to operate our business. Controls may also become inadequate due to changes in circumstances, and it is necessary to replace, upgrade or modify our internal information systems from time to time. If we are unable to implement these changes in a timely and cost-effective manner, our ability to capture and process financial transactions and support our customers as required may be materially adversely impacted and could harm our business, financial condition, results of operations and cash flows.

In addition, despite transition planning and management oversight, our transition from operating as businesses of Ensurapet to operating as a standalone company can create certain risks of operational inefficiencies and delays.

We may supplement our internal growth through strategic combinations, and our success depends on our ability to successfully integrate, operate and manage these acquired businesses and assets.

We may supplement our internal growth through strategic combinations, asset purchases and other transactions that complement or expand our existing businesses. Each of these transactions involves a number of risks, including:

•	The diversion of our management’s attention from our existing businesses to integrating the operations and personnel of the acquired or combined business;

•	Possible material adverse effects on business, financial condition, results of operations and cash flows during the integration process; and

•	Our possible inability to achieve the intended objectives of the transaction.

We may hire additional employees in connection with these acquisitions. We may not be able to successfully integrate all of the newly hired employees, or profitably integrate, operate, maintain and manage our newly acquired operations in a competitive environment. We may not be able to maintain uniform standards, controls, procedures and policies, and this may lead to operational inefficiencies.

We may seek to finance an acquisition through borrowings or through the issuance of new debt or equity securities. If we make a relatively large acquisition, we could deplete a substantial portion of our financial resources to the possible detriment of our other operations. Any future acquisitions could also dilute the equity interests of our stockholders, require us to write off assets for accounting purposes or create other undesirable accounting results, such as significant expenses for amortization or impairment of goodwill or other intangible assets.

Loss of our key management and other personnel could impact our business.

We depend on our senior executive officers and other key personnel. The loss of any of these officers or key personnel could materially adversely affect our business, financial condition, results of operations and cash flows. In addition, competition for skilled and non-skilled employees among companies that rely heavily on internet based marketing, servicing and association business is intense, and the loss of skilled or non-skilled employees or an inability to attract, retain and motivate additional skilled and non-skilled employees required for the operation and expansion of our business could hinder our ability to conduct research activities successfully, develop new products and services and meet customers’ shipments.

Risk Factors Relating to the Spin-Off

We may be unable to achieve some or all of the benefits that we expect to achieve from our separation from Ensurapet.

As a stand-alone, independent public company, we believe that our business will benefit from, among other things, allowing our management to design and implement corporate policies and strategies that are based primarily on the characteristics of our business, to focus our financial resources wholly on our own operations and to implement and maintain a capital structure designed to meet our own specific needs. However, we may not be able to achieve some or all of the benefits expected as a result of the spin-off.

Additionally, by separating from Ensurapet, there is a risk that our company may be more susceptible to stock market fluctuations and other adverse events than we would have been were we still a part of the current Ensurapet due to a reduction in market diversification. Prior to the spin-off, we have been able to take advantage of Ensurapet’s pet health insurance product line to attract members. As a separate, stand-alone entity, we may be unable to obtain access to financial and other resources on terms as favorable as those available to us prior to the separation. Furthermore, as a stand-alone company, we will not be able to enjoy certain benefits from Ensurapet’s operating diversity, borrowing leverage and available capital for investments.

If the distribution, together with certain related transactions, were to fail to qualify as a reorganization for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code, then our stockholders, we and/or Ensurapet might be subject to significant tax liability.

Ensurapet has no private letter ruling from the IRS to the effect that the distribution, together with certain related transactions, will qualify for tax-free status under Sections 355 and 368(a)(1)(D) of the Code. Further, Ensurapet has no opinion from its accounting firm to the effect that the distribution, together with certain related transactions, will so qualify. It is only management’s opinion that the distribution, together with certain related transactions, will qualify for tax-free status under Sections 355 and 368(a)(1)(D) of the Code. Therefore, notwithstanding even if Ensurapet were to obtain an IRS private letter ruling and opinion from its accounting firm, the IRS could later determine that the distribution should be treated as a taxable transaction if it determines on audit that any of the representations, assumptions or undertakings that were included in the request for the private letter ruling are false or have been violated. For more information regarding the tax opinion and the private letter ruling, see the section entitled “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off” beginning on page 18.

If the distribution fails to qualify for tax-free status, Ensurapet would be treated as if it had sold the common and preferred stock of our company for its fair market value, resulting in a taxable gain to the extent of the excess of such fair market value over its tax basis in the stock. In general, our initial public stockholders would be treated as if they had received a taxable distribution equal to the fair market value of our common stock that was distributed to them. Under the tax sharing agreement between Ensurapet and us, we would generally be required to indemnify Ensurapet against any tax owed by Ensurapet resulting from the distribution to the extent that such tax resulted from (i) an acquisition of all or a portion of our stock or assets, whether by merger or otherwise, (ii) other actions or failures to act by us or (iii) any of our representations or undertakings being incorrect or violated. For a more detailed discussion, see the section entitled “Our Relationship with Example after the Spin-Off—Tax Sharing Agreement” beginning on page 116. Our indemnification obligations to Ensurapet and its subsidiaries, officers and directors are not limited by any maximum amount. If we are required to indemnify Ensurapet or such other persons under the circumstances set forth in the Tax Sharing Agreement, we may be subject to substantial liabilities.

We could have adverse tax consequences resulting from certain change-in-control transactions and therefore could be prevented from engaging in strategic or capital raising transactions.

Ensurapet could recognize a taxable gain if the spin-off is determined to be part of a plan or series of related transactions pursuant to which one or more persons acquire, directly or indirectly, stock representing a 50% or greater interest in either Ensurapet or Purrfect Pet Under the Code, any acquisitions of Ensurapet or Purrfect Pet within the four-year period beginning two years before the date of the spin-off are presumed to be part of such a plan. Regulations issued by the IRS, however, provide mitigating rules in many circumstances. Nonetheless, a merger, recapitalization or acquisition, or issuance or redemption of our common stock after the spin-off could, in some circumstances, is counted toward the 50% change of ownership threshold.

Our operations depend on the availability of additional financing and, after the spin-off; we will not be able to obtain financing from Ensurapet. We will have access to funds from an outside credit facility.

Following the spin-off, we will not have sufficient liquidity to support the development of our business. Purrfect Pet is going to require additional financing for liquidity, capital requirements and growth initiatives. After the spin-off, Ensurapet will not provide funds to us. Accordingly, we will depend on our ability to generate cash flows from operations and to borrow funds and issue securities in the capital markets to maintain and expand our business. We may need to incur debt on terms and at interest rates that may not be as favorable as those historically enjoyed by Ensurapet. In addition, future events may prevent us from borrowing funds under any revolving credit facility. Any inability by us to obtain financing in the future on favorable terms could have a negative effect on our results of operations, cash flows and financial condition.

Our ability to operate our businesses may suffer if we do not, quickly and cost-effectively, establish our own financial, administrative and other support functions to successfully operate as a stand-alone entity, and we cannot assure you that the transitional services Ensurapet has agreed to provide us will be sufficient for our needs.

Historically, our businesses have relied on financial, administrative and other resources of Ensurapet. After this spin-off, we will need to create our own financial, administrative and other support systems or contract with a third party to replace Ensurapet’s resources. We have entered into an agreement with Ensurapet under which Ensurapet will provide transitional services to us, including services related to information technology systems, treasury, and legal, financial and accounting services. Although Ensurapet will be contractually obligated to provide us with these services after the distribution, these services may not be sufficient to meet our needs, and we may not be able to replace these services at all or obtain these services at prices and on terms as favorable as we currently have them, after our agreement with Ensurapet expires. Any failure or significant downtime in our own financial or administrative systems or in Ensurapet’s financial or administrative systems during the transitional period could prevent us from paying our employees, billing our customers or performing other administrative services on a timely basis and could materially harm our business or operations.

Our historical financial information may not be indicative of our future results as an independent company.

The historical financial information we have included in this information statement may not reflect what our results of operations, financial position and cash flows would have been had we been an independent company during the periods presented or be indicative of what our results of operations, financial position and cash flows may be in the future when we are an independent company. Results could have been dramatically different and these statements may not be a reliable indicator of what our results of operations, cash flows and financial condition actually may be in the future.

For additional information about the past financial performance of our business and the basis of the presentation of the historical combined financial statements, see “Selected Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and the accompanying notes included elsewhere in this information statement.

Risk Factors Relating to Our Common Stock

There may not be an active trading market for shares of our common stock.

Prior to the spin-off, there has been no public trading market for shares of our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market in our common stock or how liquid such a market might become. It is possible that, after the spin-off, an active trading market will not develop or continue, and there can be no assurance as to the price at which our common stock will trade. The initial share price of our common stock may not be indicative of prices that will prevail in any future trading market.

In addition, because of the significant changes that will take place as a result of the spin-off, the trading market for both our common stock and Ensurapet’s common stock after the spin-off may be significantly different from that for Ensurapet’s common stock prior to the spin-off. The market may view us as a “new” company after the spin-off, and it is possible that we will not be the subject of significant research analyst coverage. The absence of significant research analyst coverage of our company can adversely affect the market value and liquidity of an equity security.

We cannot predict the price range or volatility of our common stock after the spin-off, and sales of a substantial number of shares of our common stock may adversely affect the market price of our common stock.

From time to time, the market price and volume of shares traded of companies in the industries in which we operate experience periods of significant volatility. Company-specific issues and developments generally affecting our industries or the economy may cause this volatility. The market price of our common stock may fluctuate in response to a number of events and factors, including:

•	General economic, market and political conditions;

•	Quarterly variations in results of operations or results of operations that could be below the expectations of the public market analysts and investors;

•	Changes in financial estimates and recommendations by securities analysts;

•	Operating and market price performance of other companies that investors may deem comparable;

•	Press releases or publicity relating to us or our competitors or relating to trends in our markets; and

•	Sales of common stock or other securities by insiders.

In addition, broad market and industry fluctuations, as well as investor perception and the depth and liquidity of the market for our common stock may adversely affect the trading price of our common stock, regardless of actual operating performance.

Sales or distributions of a substantial number of shares of our common stock in the public market or otherwise following the spin-off, or the perception that such sales could occur could adversely affect the market price of our common stock. After the spin-off, all of the shares of our common stock, other than the shares held by executive officers and directors, will be eligible for immediate resale in the public market. Investment criteria of certain investment funds and other holders of our common stock may result in the immediate sale of our common stock after the spin-off to the extent such stock no longer meets these criteria. Substantial selling of our common stock, whether as a result of the spin-off or otherwise, could adversely affect the market price of our common stock.

We cannot assure you as to the price at which our common stock will trade after the distribution date. Until our common stock is fully distributed and an orderly market develops in our common stock, the price at which our common stock trades may fluctuate significantly and may be lower or higher than the price that would be expected for a fully distributed issue.

The payment of dividends will be at the discretion of our Board of Directors.

The declaration and amount of future dividends, if any, will be determined by our Board of Directors and will depend on our financial condition, earnings, capital requirements, financial covenants, regulatory constraints, industry practice and other factors our Board deems relevant. See “Dividend Policy” on page 21 for additional information on our dividend policy following the spin-off.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This information statement and other materials filed or to be filed by us and Ensurapet, as well as information in oral statements or other written statements made or to be made by us and Example, contain statements, including in this document under the captions “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” that are, or may be considered to be, forward-looking statements. All statements that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “foresees” or the negative version of those words or other comparable words and phrases. Any forward-looking statements contained in this information statement are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved.

We believe that the factors that could cause our actual results to differ materially include but are not limited to the factors we describe in this information statement, including under “Risk Factors,” “The Spin-off” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements:

•	Fluctuations in our financial results;

•	Unanticipated delays or acceleration in our sales cycles;

•	Changes in demand for our services;

•	Acts of terrorism or war;

•	Termination or loss of major customer contracts;

•	Customer sourcing initiatives;

•	Competition and innovation in our industries;

•	Our ability to develop and introduce new or enhanced member benefits;

•	Difficulty in developing, preserving and protecting our intellectual property;

•	Our ability to protect our information systems;

•	Adequacy of our internal controls;

•	Our ability to successfully integrate, operate and manage acquired businesses and assets;

•	Loss of key management and other personnel;

•	Potential liability arising out of the installation or use of our systems;

•	Difficulty in implementing our business strategies;

•	Availability and access to financial and other resources;

•	Failure to qualify as a tax-free reorganization;

•	Our ability to obtain financing; and

•	Our ability to establish our own financial, administrative and other support functions.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this information statement. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements. The forward-looking statements included in this information statement are made only as of the date of this information statement, and we undertake no obligation to publicly update or review any forward-looking statement made by us or on our behalf, whether as a result of new information, future developments, subsequent events or circumstances or otherwise.

THE SPIN-OFF

After a thorough strategic review of Ensurapet’s operations and financial position, Ensurapet determined that separating the Purrfect Pet Club businesses from its other operations would allow them to be in a better position to thrive under its own management focus and long-term growth plans and allow the separate entities to create more long-term value individually than through the combined entity.

The transaction is intended to be in the form of a tax-free dividend to Ensurapet’s stockholders; however, the Company does not have any ruling from the U.S. Internal Revenue Service and or a favorable opinion by the Company’s accounting firm confirming the spin-off’s tax-free status. Therefore, you should consult your own tax advisor as to the particular consequences of the spin-off to you. Ensurapet’s Board of Directors will establish record and payment dates for the spin-off shortly before the completion of the distribution.

Reasons for the Spin-Off

Ensurapet’s Board of Directors believes that the spin-off will separate businesses with fundamentally different characteristics that require management to pursue distinctly different operating and business strategies. The separation is intended to benefit stockholders by allowing us to maximize the performance of our businesses assets through undivided senior management focus on and capital allocation to these businesses.

The Board of Directors of Ensurapet considered the following potential benefits in making the determination to effect the spin-off.

•
Allow management of each separated company to design and implement corporate strategies and policies that are based primarily on the business characteristics of that company, maintain a sharper focus on core business and growth opportunities, and concentrate their financial resources wholly on their own operations.

•
Increase focus on core business priorities to drive shareholder value. Ensurapet and Purrfect Pet will be better able to focus their attention and financial resources on their own distinct businesses, opportunities, markets and challenges so that each can pursue the most appropriate long-term growth opportunities and business strategies. Ensurapet’s management believes that a separate focus on these items will allow each company to unlock value not currently being realized.

•
Allow each separated company to recruit and retain employees pursuant to compensation policies which are appropriate for their respective lines of business. As a separate, publicly-traded company with our own executive management team, we may be able to attract greater media attention and press coverage, which could strengthen our ability to promote the Purrfect Pet Club brand.

•
Reduce internal competition for capital. Historically, our access to resources has been limited as Ensurapet’s strategy was to build its pet health insurance businesses. We will now be able to invest any excess cash flow into the growth initiatives of our businesses, rather than having all or a part of our cash flow reinvested into Ensurapet’s pet health insurance businesses. In addition, we will have direct access to the public capital markets to allow us to seek to finance our operations and growth without having to compete with Ensurapet’s pet health insurance businesses with respect to financing and debt servicing.  As an independent entity, we will be in a position to pursue strategies our Board of Directors and management believe will create long-term stockholder value, including organic and acquisition growth opportunities provided we continue to have access to capital.

•	Provide both companies heightened strategic flexibility to form strategic business alliances in their target markets, unencumbered by considerations of the potential impact on the other business.

•
Create common equity shares for Purrfect Pet including options and restricted share units, providing the appropriate incentive mechanisms to motivate and reward our management and   employees. The common shares of the independent, publicly-traded Purrfect Pet will have a value that reflects the efforts and performance of our management and employees. As a result, we will be able to develop better incentive programs to attract and retain key employees through the use of stock-based and performance-based incentive plans that more directly link their compensation with our financial performance. These programs will be designed to more directly reward employees based on our performance.

•	Allow us to effect future acquisitions utilizing our common stock for all or part of the consideration and to issue a security more directly tied to the performance of our business.

•
Increase transparency and clarity into the different businesses of Ensurapet and Purrfect Pet. The investment community, including the respective analysts, stockholders and investors of Ensurapet and Purrfect Pet will be better able to evaluate the merits and future prospects of each company. This will enhance the likelihood that each company will receive appropriate market recognition of its individual performance and potential.

Neither we nor Ensurapet can assure you that, following the spin-off, any of these benefits will be realized to the extent anticipated or at all. For a description of the factors that might impact our ability to achieve these benefits, see “Risk Factors.”

Ensurapet’s Board of Directors also considered a number of other factors in evaluating the spin-off, including:

•	The one-time and on-going costs of the spin-off;

•	Our capital structure;

•	The possibility that disruptions in normal business may result; and

•	The risk that the combined trading prices of our common stock and Ensurapet common stock after the distribution may be lower than the trading price of Ensurapet common stock before the distribution.

Ensurapet’s Board of Directors concluded, however, that the potential long-term benefits of the spin-off outweigh these factors, and that separating us from Ensurapet in the form of what management believes is a tax-free distribution is appropriate and advisable.

Manner of Effecting the Spin-Off

The general terms and conditions relating to the spin-off will be set forth in the Separation Agreement between us and Ensurapet. The spin-off will be effective at 11:59 p.m., Canton, Ohio time on the distribution date, which is June 1, 2009. As a result of the spin-off, each Ensurapet preferred and common stockholder will receive one share of our common stock for every share of Ensurapet common stock they own and one share of our preferred stock for every share of Ensurapet preferred stock they own. In order to be entitled to receive shares of our common and preferred stock in the spin-off, Ensurapet stockholders must be stockholders at 5:00 p.m., Canton, Ohio time, on the record date, June 1, 2009. The spin-off of our shares will be made in book-entry form, and physical stock certificates will be issued only upon request. Each share of our common and preferred stock that is distributed will be validly issued, fully paid and nonassessable and free of preemptive rights. See “Description of Our Capital Stock” beginning on page 37.

Ensurapet stockholders will not be required to pay for shares of our common or preferred stock received in the spin-off or to surrender or exchange shares of Ensurapet common or preferred stock in order to receive our common and preferred stock or to take any other action in connection with the spin-off. No vote of Ensurapet stockholders is required or sought in connection with the spin-off, and Ensurapet stockholders have no appraisal rights in connection with the spin-off.

IN ORDER TO BE ENTITLED TO RECEIVE SHARES OF OUR COMMON AND PREFERRED STOCK IN THE SPIN-OFF, YOU MUST BE A HOLDER OF ENSURAPET COMMON AND PREFERRED STOCK AT 5:00 P.M., CANTON, OHIO TIME, ON THE RECORD DATE.

Results of the Spin-Off

After the spin-off, we will be a separately traded, public company. Immediately following the spin-off, we expect to have approximately 880 beneficial holders and approximately 880 record holders of shares of our common and preferred stock based on the number of beneficial and record holders, respectively, of shares of Ensurapet common and preferred stock on December 31, 2008. The actual number of shares to be distributed will be determined on the record date and will reflect any exercise of Ensurapet options between the date the Board of Directors of Ensurapet declares the dividend for the spin-off and the record date for the spin-off.

Ensurapet and Purrfect Pet will be parties to a number of agreements that govern the spin-off and the future relationship between the two companies. For a more detailed description of these agreements, please see “Our Relationship with Ensurapet After the Spin-Off” beginning on page 34.

Material U.S. Federal Income Tax Consequences of the Spin-Off

The following is a summary of certain U.S. federal income tax consequences to Ensurapet, the holders of Ensurapet common and preferred stock, us and the holders of our common and preferred stock after the spin-off as of the date hereof. This summary does not discuss all tax considerations that may be relevant to stockholders in light of their particular circumstances, nor does it address the consequences to stockholders subject to special rules under the U.S. federal income tax laws, such as stockholders subject to the alternative minimum tax, tax-exempt entities, non-resident alien individuals, foreign entities, foreign trusts and estates and beneficiaries thereof, stockholders who acquire shares as compensation for services (including holders of Ensurapet restricted stock who did not make a Section 83(b) election), banks, insurance companies, other financial institutions, traders in securities that use mark-to-market accounting, and dealers in securities or commodities. In addition, this summary does not address any state, local or foreign tax consequences. This summary is based upon provisions of the Code, and regulations, rulings and judicial decisions, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below.

If a partnership holds Ensurapet or our common and preferred stock, the tax rule of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Ensurapet or our common stock, you should consult your tax advisors.

All stockholders should consult their own tax advisors concerning the specific tax consequences of the spin-off of our common and preferred stock to holders of Ensurapet common and preferred stock in light of their particular circumstances. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular investor.

Ensurapet has no ruling of any kind whatsoever from the IRS to the effect that the spin-off will qualify as a tax-free transaction under Section 355 of the Code and a tax-free reorganization under Section 368(a)(1)(D) of the Code. Even if a letter were to be obtained and while letter rulings are generally binding on the IRS, the continuing validity of a ruling is subject to factual representations and assumptions contained in the letter. Further, as part of the IRS’s general ruling policy with respect to distributions under Section 355 of the Code, the private letter ruling is based upon representations of Ensurapet (rather than a determination by the IRS) that certain conditions that are necessary to qualify for tax-free status under Section 355 of the Code have been satisfied. Any inaccuracy in these representations could invalidate the ruling.

On the basis of the Company’s position and opinion only and assuming that Ensurapet common stock is a capital asset in the hands of a Ensurapet stockholder on the distribution date:

•	holders of Ensurapet common stock will not recognize any income, gain or loss as a result of the receipt of shares of our common and preferred stock in the spin-off;

•
holders of Ensurapet common and preferred stock will apportion the tax basis of their Ensurapet common and preferred stock between such Ensurapet common and preferred stock and our common and preferred stock received in the spin-off in proportion to the relative fair market values of such stock at the time of the spin-off;

•
the holding period for our common and preferred stock received in the spin-off by holders of Ensurapet common and preferred stock will include the period during which such holders held the Ensurapet common and preferred stock with respect to which the spin-off was made; and

•	neither we nor Ensurapet will recognize gain or loss as a result of the spin-off.

Current federal tax regulations also generally provide that if an Ensurapet stockholder holds different blocks of Ensurapet common or preferred stock (generally shares of Ensurapet common and preferred stock purchased on different dates or at different prices), the aggregate basis for each block of Ensurapet common or preferred stock purchased or acquired on the same date and at the same price will be allocated, to the greatest extent possible, between the shares of our common and preferred stock (including any fractional share) received in the spin off in respect of such block of Ensurapet common and preferred stock and such block of Ensurapet common and preferred stock, in proportion to their respective fair market values, and the holding period of the shares of our common and preferred stock (including any fractional share) received in the spin off in respect of such block of Ensurapet common and preferred stock will include the holding period of such block of Ensurapet common and preferred stock, provided that such block of Ensurapet common and preferred stock was held as a capital asset on the distribution date. If an Ensurapet stockholder is not able to identify which particular shares of our common or preferred stock (including any fractional share) are received in the spin off with respect to a particular block of Ensurapet common and preferred stock, for purposes of applying the rules described above, the stockholder may designate which shares of our common or preferred stock (including any fractional share) are received in the spin off in respect of a particular block of Ensurapet common and preferred stock, provided that the number of shares so designated is consistent with the ratio of the total number of shares of our common and preferred stock distributed to the Ensurapet stockholder in the spin-off to the total number of shares of Ensurapet common and preferred stock on which the Ensurapet stockholder received that distribution.

If you receive cash in lieu of a fractional share of our common or preferred stock, you will be treated as though you first received a distribution of the fractional share in the spin-off and then sold it for the amount of such cash. You will generally recognize capital gain or loss, provided that the fractional share is considered to be held as a capital asset, measured by the difference between the cash you receive for such fractional share and your tax basis in that fractional share, as determined above. Such capital gain or loss will be long-term capital gain or loss if your holding period (as determined above) for such fractional share is more than one year on the distribution date.

If the distribution were not to qualify as a tax-free spin-off, each Ensurapet stockholder receiving shares of our common and preferred stock in the spin-off would be treated as if such stockholder had received a distribution in an amount equal to the fair market value of our common stock received, which would result in (1) a taxable dividend to the extent of such stockholder’s pro rata share of Ensurapet’ current and accumulated earnings and profits, (2) a reduction in such stockholder’s basis in Ensurapet common or preferred stock to the extent the amount received exceeds such stockholder’s share of earnings  and profits and (3) a taxable gain to the extent the amount received exceeds the sum of the amount treated as a dividend and the stockholder’s basis in the Ensurapet common or preferred stock. Any such gain would generally be a capital gain if the Ensurapet common and preferred stock is held as a capital asset on the distribution date. In addition, Ensurapet would recognize a taxable gain to the extent the fair market value of our common stock exceeded its tax basis in such common stock.

Even if the spin-off otherwise qualifies for tax-free status under Section 355 of the Code, Ensurapet could recognize taxable gain if the spin-off is determined to be part of a plan or series of related transactions pursuant to which one or more persons acquire, directly or indirectly, stock representing a 50% or greater interest in either Ensurapet or Purrfect Pet. Under the Code, any acquisitions of Ensurapet or Purrfect Pet within the four-year period beginning two years before the date of the spin-off are presumed to be part of such a plan. Regulations issued by the IRS, however, provide mitigating rules in many circumstances. Nonetheless, a merger, recapitalization or acquisition, or issuance or redemption of our common stock after the spin-off could, in some circumstances, is counted toward the 50% change of ownership threshold. See “Our Relationship with Ensurapet After the Spin-Off—Tax Sharing Agreement” beginning on page 34.

There are other restrictions imposed on us under current U.S. federal tax law for spin-offs with which we will need to comply in order to preserve the favorable tax rule of the distribution, such as continuing to own and manage our pet club businesses and limitations on sale or redemptions of our common stock or other property following the distribution.

If you are a “significant distributee” with respect to the spin-off, you are required to attach a statement to your federal income tax return for the year in which the spin-off occurs setting forth our name and IRS employer identification number, Ensurapet’s name and IRS employer identification number, the date of the spin-off, and the fair market value of the shares of our common and preferred stock that you receive in the spin-off. Upon request, Ensurapet will provide the information necessary to comply with this reporting requirement to each stockholder of record as of 5:00 p.m., Canton, Ohio time, on the record date. You are a “significant distributee” with respect to the spin-off if you own at least 5% of the outstanding shares of Ensurapet common stock immediately before the spin-off. You should consult your own tax advisor concerning the application of this reporting requirement in light of your particular circumstances.

Listing and Trading of Our Common Stock

There is currently no public market for our common stock. We anticipate that trading of our common stock will commence on a when-issued basis on or shortly before the record date. When-issued trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. On the first trading day following the distribution date, when-issued trading with respect to our common stock will end and regular way trading will begin. Regular way trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of the transaction.

We cannot predict what the trading prices for our common stock will be before or after the distribution date. We also cannot predict any change that may occur in the trading price of Ensurapet common stock as a result of the spin-off. Until our common stock is fully distributed and an orderly market develops in our common stock, the price at which it trades may fluctuate significantly and may be lower or higher than the price that would be expected for a fully distributed issue. See “Risk Factors—Risks Relating to Our Common Stock.”

The shares of our common stock distributed to Ensurapet stockholders will be freely transferable except for shares received by persons who may be deemed to be our “affiliates” under the Securities Act of 1933, as amended. Persons that may be considered affiliates of us after the spin-off generally include individuals or entities that control, are controlled by or are under common control with us. This may include some or all of our officers and directors as well as our principal stockholders. Persons that are our affiliates will be permitted to sell their shares only pursuant to an effective registration statement under the Securities Act of 1933, as amended, or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(1) of the Securities Act or Rule 144 there under.

Spin-off Conditions and Termination

We expect that the spin-off will be effective on the distribution date, June 1, 2009, provided that, among other things:

•
the SEC has declared effective our registration statement on Form 10, of which this information statement is a part, under the Securities Exchange Act of 1934, as amended, and no stop order relating to the registration statement is in effect; and

•
no action, proceeding or investigation shall have been instituted or threatened before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of the spin-off, and no restraining order or injunction issued by any court of competent jurisdiction shall be in effect restraining the consummation of the spin-off.

The fulfillment of the foregoing conditions will not create any obligation on Ensurapet’s part to effect the spin-off, and the Board of Directors of Ensurapet has reserved the right to amend, modify or abandon the spin-off and the related transactions at any time prior to the distribution date. The Board of Directors of Ensurapet may also waive any of these conditions.

In addition, Ensurapet has the right not to complete the spin-off and related transactions if, at any time, Ensurapet’ Board of Directors determines, in its sole discretion, that the distribution is not in the best interests of Ensurapet and its stockholders or that business conditions are such that it is not advisable to spin-off our business.

Reason for Furnishing this Information Statement

This information statement is being furnished solely to provide information to Ensurapet stockholders who will receive shares of our common and preferred stock in the spin-off. It is not and is not to be construed as an inducement or encouragement to buy or sell any securities. We believe that the information contained in this information statement is accurate as of the date set forth on the cover. Changes may occur after that date and neither Ensurapet nor Purrfect Pet undertakes any obligation to update the information except in the normal course of our respective public disclosure obligations.

DIVIDEND POLICY

The declaration and amount of future dividends, if any, will be determined by our Board of Directors and will depend on our financial condition, earnings, capital requirements, financial covenants, regulatory constraints, industry practice and other factors our Board deems relevant. Because Ensurapet does not currently pay a dividend and because we and Ensurapet will be separate entities after the spin-off, our decision to pay (or not pay) dividends in the future will not impact Ensurapet’ decision of whether to pay (or not pay) dividends in the future.

CAPITALIZATION

The following table sets forth our capitalization (i) on an actual basis as of December 31, 2008 and (ii) on historical basis as of December 31, 2008 as adjusted to give effect to the separation and distribution as if they had occurred on December 31, 2008.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the combined financial statements and related notes that are included elsewhere in this information statement.

Purrfect Pet Club, Inc.
(A Development Stage Company)
Consolidated Statements of Stockholders' Equity (Actual Basis)
December 31, 2008, December 31, 2007 and December 31, 2006 (Inception)

			Additional	Total
	Common	Stock	Paid in	Stockholders'
	Shares	Amount	Capital	Equity
Balance January 17, 2006	-	$-	$-	$-
Sale of shares	100	0	1,000	1,000
Net loss	-	-	-	(500)
Balance December 31, 2006	100	0	1,000	500
Net Loss	-	-	-	-
Balance December 31, 2007	100	0	1,000	500
Net Loss	-	-	-	-
Balance December 31, 2008	100	0	1,000	500

See accompanying notes to financial statements

Purrfect Pet Club an Ensurapet, Inc. Subsidiary
(A Development Stage Company)
Consolidated Statements of Stockholders' Equity (Historical Basis)
December 31, 2008, December 31, 2007 and December 31, 2006 (Inception)

					Additional	Total
	Preferred	Stock	Common	Stock	Paid in	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Equity
Balance January 17, 2006	-	$-	-	$-	$-	$-
Sale of shares	-	-	100	0	1,000	1,000
Return of shares			(100)	0
Separation & distribution	3,100,000		100,000,000	0	0
Net loss	-	-	-	-	-	(103,600)
Balance December 31, 2006	3,100,000	-	100,000,000	0	1,000	(103,600)
Net Loss	-	-	-	-	-	-
Balance December 31, 2007	3,100,000	-	100,000,000	0	1,000	(103,600)
Net Loss	-	-	-	-	-	-
Balance December 31, 2008	3,100,000	-	100,000,000	0	1,000	(103,600)

See accompanying notes to financial statements

Notes to audited Financial Statements

PURRFECT PET CLUB, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, December 31, 2007, and December 31, 2006

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Development Stage Company

Purrfect Pet Club, Inc. (the Company) is a wholly owned Subsidiary, Ensurapet, Inc. and it is a development stage company as defined under Statements of Financial Accounting Standards No. 7. Purrfect Pet Club, Inc. was incorporated on January 17, 2006, in the State of Michigan. Purrfect Pet Club intends to provide a living with pets’ online portal that provides humorous and fun content including online shopping as an affiliate retailer. The Company was dormant through 2006 and 2007 with minimal activity until 2008 when it expanded operations though remaining a development stage company.

Revenue Recognition

Purrfect Pet Club uses an accrual basis accounting.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

Income Taxes

The Company accounts for income taxes under the provisions of Statements of Financial Accounting Standards No. 109 “Accounting for Income Taxes”, which requires a company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in a company’s financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates. The Company has no differences between book and tax accounting.

Property and Equipment

Property and equipment are carried at cost. Maintenance, repairs and renewals are expensed as incurred. Depreciation of property and equipment is provided for over their estimated useful life.

Estimated useful lives

Used Office Equipment	2 Years

Computer Equipment	3 Years

Use of Estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Concentration of Credit Risks

During 2006, 2007, and 2008, the Company had no deposits in banks therefore it was within the FDIC insurance limit.

NOTE 2 – OTHER NONCURRENT ASSETS

Software

The Company utilizes the software developed and owned by its parent company Ensurapet.

Trademarks

Trademarks represent the third party costs in connection with the filing of trademark applications and related research. The Company evaluates, at least annually, for potential impairment, this recorded amount, by means of a cash flow analysis in accordance with SFAS 142.

NOTE 2 – EQUITY

Earnings per share

The Company has adopted the provisions of SFAS 128 in the computation of earnings whereby the convertible Preferred Stock was deemed converted to common stock on date of issue.

Common Stock

The Company has 1,000 shares of common stock authorized with 100 shares outstanding at December 31, 2008, December 31, 2007 and December 31, 2006 respectively.

NOTE 3 – OPERATING SEGMENTS

The Company is but one segment of the parent company Ensurapet’s three reportable segments: the parent company (Ensurapet, Inc.), the insurance agency (Vsurance Insurance Agency, Inc.) and the pet club (Purrfect Pet Club); however, all assets and expenditures had been reported through the parent company (Ensurapet) since the company was a development stage.

NOTE 10 – GOING CONCERN

The Company has generated only minimal revenues and no profits to date.  This factor among others including the ability of the Company to raise operating capital raises substantial doubt about the Company’s ability to continue as a going concern.  Management feels the Company’s continuation as a going concern depends upon its ability to obtain additional sources of capital and financing.  Management feels it can raise the necessary working capital in 2009 to provide the necessary working capital.  The accompanying financial statements do not include any adjustments that may result from the outcome of this uncertainty.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cautionary Note Regarding Forward-Looking Statements

Our representatives may from time to time make written or oral statements that are “forward-looking” and provide information that is not historical in nature, including statements that are or will be contained in this report, the notes to our combined financial statements, our other filings with the Securities and Exchange Commission, our press releases and conference call presentations and our other communications to our stockholders. These statements involve known and unknown risks, uncertainties and other factors that may be outside of our control and may cause actual results to differ materially from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, those described under “Risk Factors” beginning on page 9 of this information statement.

In some cases, forward-looking statements can be identified by such words or phrases as “will likely result,” “is confident that,” “expects,” “should,” “could,” “may,” “will continue to,” “believes,” “anticipates,” “predicts,” “forecasts,” “estimates,” “projects,” “potential,” “intends” or similar expressions that relate to prospective events or developments, including the negative of those words and phrases. Such forward-looking statements are based on our current views and assumptions regarding future events, future business conditions and our outlook based on currently available information. We wish to caution you not to place undue reliance on any such forward-looking statements, which speak only as of the date made and involve judgments.

Executive Overview

We currently operate as the three business segments of Ensurapet, and Ensurapet has determined to spin-off one of our segments by forming Purrfect Pet Club, Inc., and distributing all of our common and preferred stock as a dividend to the Ensurapet’ shareholders. In connection with the spin-off, we will enter into the Separation Agreement with Ensurapet, which will set forth the key provisions relating to the separation of our businesses and identification of the assets transferred, liabilities assumed and contracts to be assigned to us. Our assets and operations consist of the operations that are reported as Ensurapet’s Purrfect Pet Club business segment in its financial statements and SEC reports.

COMBINED RESULTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2008, 2007 and 2006

Purrfect Pet Club, Inc.
(A Development Stage Company)
Income Statement
December 31, 2008, December 31, 2007 and December 31, 2006 (Inception)

			Audited
	Audited	Audited	Since Inception	Change
	2008	2007	2006	2008 vs. 2007	2007 vs. 2006

Revenues	$5,196	$1,158	$-	$4,038	$1,158

General and administrative expenses	5,196	1,158	500	4,038	658
Income (loss) before taxes	-	-	(500)	-	500

Provision for taxes	-	-	-	-	-
NET INCOME (LOSS)	$-	$-	$(500)	-	$500

See accompanying notes to financial statements

2007 Compared with 2006

We saw the emergence of the pet club membership base as Ensurapet commence with its pet health insurance policy sales. As part of an intercompany servicing agreement all club fee revenues were paid to the insurance agency to finance its growth and expansion since the sale of pet health insurance policies was the primary directive of Ensurapet.

2008 Compared with 2007

With every new pet health policy issued the club membership revenues grew by 348% from 2007 until 2008. Again as part of an intercompany servicing agreement all club fee revenues were paid to the insurance agency to finance its growth and expansion since the sale of pet health insurance policies was the primary directive of Ensurapet.

Outlook for 2009

We expect segment operating earnings in 2009 will surpass the record high results earned in 2008. This is in part based on ever growing pet market and the growing demand for online learning, humorous, and club associations on the worldwide web. Overall growth in annual operating earnings of approximately 6-10% is anticipated, notwithstanding challenging economic conditions associated with effects of continued home foreclosures and uncertainty in worldwide credit markets.

Overall however, corporate expense items are expected to increase as a result of the separation and while club membership will have risen the potential for an operating loss is likely.

Liquidity and Capital Resources

Purrfect Pet’s financial resources have historically been provided by Ensurapet. We will now need to seek capital financing in order to expand operations without Ensurapet’s assistance.

Operating Cash Flows

Purrfect Pet’s current cash flow rate is insufficient to maintain operations as a separate public company so capital will need to be raised.

Investing Cash Flows

Purrfect Pet has no current cash flow rate from investments.

Financing Cash Flows

Ensurapet historically managed our financial resources, including borrowings. As such, our financing activities to date have been limited to capital transactions with Ensurapet. Historically, cash from operations were swept to Ensurapet, and because our operations were cash flow positive, we had cash outflows for distributions to Ensurapet for the past two fiscal years.

Contractual Obligations and Off-Balance Sheet Arrangements

The only contractual obligation is to make the pet club available to insurance policyholders of Ensurapet at the monthly rate of $2 for a period of not less than one year. All club fee revenues are the property of Purrfect Pet.

Qualitative and Quantitative Disclosures about Market Risk

We are subject to financial market risks, including Interest Rate Sensitivity. In order to manage and mitigate our exposure to these risks, we may use various financial banking institutions which are FDIC insured to deposit investment capital. At December 31, 2008, 2007, and 2006, our cash on hand was zero since all revenues were assigned to Ensurapet through the intercompany agreement.

Critical Accounting Estimates

We prepare our consolidated financial statements and notes to consolidated financial statements, which were prepared in conformity with U.S. generally accepted accounting principles. The preparation of the consolidated financial statements requires us to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience, current business factors, and various other assumptions that we believe are necessary to consider and form a basis for making judgments about the carrying values of assets and liabilities and disclosure of contingent assets and liabilities. We are subject to uncertainties such as the impact of future events, economic and political factors, and changes in our business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in preparation of our financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in reported results of operations; if material, the effects of changes in estimates are disclosed in the notes to our consolidated financial statements.

 Revenue Recognition

Revenue from club membership fees is billed monthly and recognized. Since there is no long term contract and members can cancel at any time no accounts receivable are recorded. Revenue from website advertising, such as banner ads etc is recognized as advertisements are delivered. Revenue from sponsorship arrangements, content syndication and distribution arrangements, and licenses of pet management tools and public website communities are recognized on an accrual basis accounting.

 Other Assets
           Consist of the cost to trademark the club brand name being the Purrfect Pet Club. Since this trademark has little to no consumer awareness its value was limited to the legal cost association with securing this name.

BUSINESS

Purrfect Pet Club Inc. Overview

We are an online pet club portal community that provides humorous and fun content including, blogs, podcasts, video, and online shopping to more than 10,000 pet products.

History

Industry Overview

There are a number of online pet clubs but the industry is fragmented in that a great many are focused by breed specific dogs and cats. Furthermore, nationally known clubs such as the American Kennel Club, which register pure breed dogs maintains an online presence. An opportunity exists for broader online pet club that encompasses each and every pet, which includes hamsters, birds, and fish etc.

Sales and Marketing

The website shall be promoted via internet banner ads on search engines, community blog sites, and we look to development a direct sales force in 2009.

Research and Development

We will be in a constant state of development of not only membership benefits but website software and content if Purrfect Pet is to retain its online users.

Intellectual Property

We have no unique technology other than the experience and direction of senior management.

Competition

We conduct business via the worldwide web and compete with a variety of local and regional pet focused internet companies. We also compete with the larger more established online web portals which have a competitive advantage over us.

We compete by leveraging our industry expertise to provide differentiated and unique pet information and service content that we believe has high service value and is a quality aftermarket service for pet owners.

Employees

We employ approximately three people before the separation and look for this to increase to ten people by the year ending 2009. The key manager is Joseph Canagiano who has operated, consulted, and oversaw various marketing companies. For the past thirteen years Mr. Cangiano was the asset manager for Services West. Prior to that position he was the president and owner of a successful chain of super markets in the New York metropolitan area. His strengths include marketing analysis, accounting, innovative thinking and leadership. The scope of his work shall include the development and expansion of the club as well as other interactive relationships that foster greater awareness and revenue streams. The marketing strategy for Purrfect Pet centers around Mr. Canagiano’s skill set.

Facilities and Properties

We utilize the executive office of Purrfect Pet Club located at 2819 Carol Rd., Union, NJ 07083 with a monthly rental fee commencing on July 1, 2009 at a rate of $5,000 per month. We believe that these facilities meet our current operating requirements and are in good operating condition.

Legal Proceedings

None

MANAGEMENT

Directors and Executive Officers

Set forth below is information concerning those persons that will serve as executive officers and directors of Purrfect Pet Club, Inc. immediately following the distribution date.

Name	Age	Position(s)
Joseph Cangiano	41	Chairman of the Board of Directors, Chief Executive Officer and President

William R Smith	45	Director

Directors and Executive Officers

Board of Directors

After the spin-off, we expect that Purrfect Pet’s Board of Directors will consist of 2 members, 1 of whom will be independent directors.  Each director will hold office, in accordance with the Certificate of Incorporation and By-laws of Purrfect Pet Club, Inc., until the next annual meeting of stockholders and until his or her successor are duly elected and qualified.

Effective as of the spin-off date, Joseph Cangiano, and William R. Smith will serve as directors of Purrfect Pet. We expect that all such persons will continue as a director of Purrfect Pet and that no additional directors will be appointed on or after the spin-off date to our initial Board of Directors.

Director Independence

In order for a director to be considered “independent,” the Board must affirmatively determine that the director has no material relationship with Purrfect Pet. (either directly or as a partner, stockholder or officer of an organization that has a relationship with Purrfect Pet). In each case, the Board considers all relevant facts and circumstances. We expect to designate directors such that two of our directors will be independent, in accordance with our Corporate Governance Guidelines and other applicable laws.

Committees of the Board of Directors

Our Board of Directors will establish sometime in 2010 the following standing committees to assist it with its responsibilities: Audit and Compensation. All members of the Audit and Compensation Committees will meet the criteria for independence as established under the Sarbanes-Oxley Act of 2002. Each of the Committees is described in greater detail below. The Board will establish written charters for each of the Committees when established, which will be available on our web site located at www.purrfectpetclub.com.

Audit Committee

We expect to designate members of our Audit Committee sometime in 2010. The principal duties of the Audit Committee under its written charter will include: (i) responsibilities associated with our external and internal audit staffing and planning; (ii) accounting and financial reporting issues associated with our financial statements and filings with the SEC; (iii) financial and accounting organization and internal controls; (iv) auditor independence and approval of non-audit services; and (v) “whistle-blower” procedures for reporting questionable accounting and audit practices.

The Audit Committee charter will require that the Committee be comprised of at least two directors, all of whom must be independent under the standards of the Sarbanes-Oxley Act of 2002. In addition, each member of the Audit Committee will be financially literate, and at least one member will have sufficient accounting or financial management expertise to qualify as an “audit committee financial expert,” as determined by the Board in accordance with SEC rules.

Compensation Committee

We expect to designate members of our Compensation Committee sometime in 2010. The principal duties of the Compensation Committee under its charter will include: (i) ensuring that a succession plan for the Chief Executive Officer is in place; (ii) reviewing management’s recommendations for executive officers and making recommendations to the Board of Directors; (iii) approving the compensation for the Chief Executive Officer; (iv) reviewing and approving compensation policies and practices for other executive officers including their annual salaries; (v) reviewing and approving major changes in employee benefit plans; (vi) reviewing short and long-term incentive plans and equity grants; (vii) recommending to the full Board changes to the compensation of the independent members of the Board of Directors; and (viii) reviewing the Compensation Discussion and Analysis to be included in our annual report or proxy statement and, if appropriate, issuing its report recommending to the Board of Directors its inclusion of the Compensation Discussion and Analysis in our annual report or proxy statement. The Compensation Committee charter will require that the Committee be comprised of at least two independent directors.

The scope of authority delegated to the Compensation Committee by the Board of Directors is to decide whether or not to accept, reject or modify our management’s proposals for annual compensation awards to our executive officers. The Compensation Committee also has the authority to recommend the amount of compensation to be paid to our non-management directors. See “Compensation Discussion and Analysis” for a detailed description of the role of the Compensation Committee in reviewing and approving our executive officer and independent director compensation, see “Compensation Discussion and Analysis.”

CORPORATE GOVERNANCE

Governance Practices

Following the spin-off, we will initially continue to observe corporate governance practices and principal governance documents substantially the same as those adopted by Ensurapet, which are designed to ensure that we maximize stockholder value in a manner that is consistent with both the legal requirements applicable to us and a business model that requires our employees to conduct business with the highest standards of integrity. Our Board will adopted and will adhere to corporate governance principles which the Board and senior management believe promote this purpose, are sound and represent best practices, and will review these governance practices, the corporate laws of the State of Michigan under which we were incorporated, the rules and the regulations of the SEC, as well as best practices recognized by governance authorities to benchmark the standards under which it operates. Our principal governance documents will be as follows:

•	Corporate Governance Guidelines;

•	Board of Directors committee charters, including:

•	Audit Committee charter;

	•	Compensation Committee charter;

•	Code of Business Conduct and Ethics.

Executive Director Sessions

Under our Corporate Governance Guidelines, the outside directors will meet in regularly scheduled executive sessions without management. We expect that a lead independent director will be selected by the Board to serve as the presiding director at these meetings.

Communications with the Board of Directors

After the spin-off, stockholders and other interested persons seeking to communicate directly with the Board of Directors should submit their written comments c/o Chairman of the Board of Directors at our principal executive offices set forth on page 4. The Chairman will review any such communication at the next regularly scheduled Board meeting unless, in his judgment, earlier communication to the Board is warranted.

If a stockholder communication raises concerns about the ethical conduct of management or Purrfect Pet, it should be sent directly to our Corporate Secretary at our principal executive offices set forth on page 4. The Corporate Secretary will promptly forward a copy of any such communication to the Chairman of the Chairman of the Board, and take such actions as they authorize to ensure that the subject matter is addressed by the appropriate committee of the Board, by management and/or by the full Board.

At the direction of the Board, we reserve the right to screen all materials sent to its directors for potential security risks, harassment purposes or routine solicitations.

Code of Business Conduct and Ethics

Prior to June 1, 2010, we will adopt a Code of Business Conduct and Ethics which will apply to our directors, Chief Executive Officer, Chief Financial Officer, Controller and other Purrfect Pet Club, Inc. employees. The Code of Business Conduct and Ethics will be available free of charge through the “Governance” portion of our web site at www.purrfectpetclub.com, or by writing to the attention of Investor Relations at our principal executive offices set forth on page 4.

DIRECTOR COMPENSATION

Our compensation plan for non-management members of our Board of Directors is included in our Incentive Compensation and Stock Plan (the “Incentive Compensation Plan”). The Incentive Compensation Plan grants the Board of Directors the authority to modify the terms of the Board of Directors’ compensation plan pursuant to a resolution of the Board of Directors.

EXECUTIVE COMPENSATION

Compensation of our Named Executive Officers

We have identified Joseph Cangiano and William R. Smith as our named executive officers. We have not designated any other employee of Ensurapet as an executive officer other than William R. Smith. Our named executive officers for 2009 could change, as we will hire new executive officers in connection with the spin-off and because the determination of our named executive officers for 2009 will be based on our performance and final compensation decisions. We have adopted and will continue to develop our own compensation plans and programs and anticipate that each of our executive officers will be covered by these programs following the spin-off. A more detailed description of our compensation programs can be found below under the heading “Compensation Discussion and Analysis.”

Compensation Discussion and Analysis

The following describes the executive compensation program that we currently anticipate will be implemented by Purrfect Pet Club, Inc. In general, we do not anticipate many differences between our executive compensation program and that of Ensurapet, which we believe has provided appropriate incentives to Ensurapet’ executive officers in a manner that is consistent with the interest of Ensurapet’ shareholders.

Each of our executive compensation plans and agreements has been reviewed and approved by Ensurapet’s Board of Directors, and certain of our executive compensation plans will have been approved prior to our spin-off by Ensurapet, as our sole stockholder. Following the spin-off, our executive compensation plans will be administered by our Board of Directors, until such time as the Compensation Committee is formed by our Board of Directors sometime in 2010.

General Principles

The core principals underlying Ensurapet’s executive compensation philosophy and practices are:

•
Compensation opportunities are competitive—potential compensation for executives is targeted at median levels paid at comparable peer companies with whom Ensurapet would be likely compete for executive talent in order to attract, motivate and retain skilled managerial talent over the long term;

•
Executive compensation is performance-based—a portion of an executive’s compensation is directly linked to achievement of specific corporate and individual results that Ensurapet believes create shareholder value;

•
Long term equity compensation incentives represents a significant portion of executive compensation—at risk equity compensation in the form of stock options, time-based restricted stock grants, and performance-based restricted stock grants, along with stock ownership and retention guidelines, align executive and shareholder interests and provide proper motivation for enhancing both short-term and long-term shareholder value; and

•	Compensation rewards internal talent development—a portion of executive compensation is tied to recruitment and development of future executive talent.

Purrfect Pet Club, Inc. Our core executive compensation principles will mirror those employed by Ensurapet.

Cash Pay Elements—Base Pay

Ensurapet. The annual cash pay elements that Ensurapet’ executive officers receive include a base salary and an opportunity to earn an annual non-equity incentive compensation award.

Purrfect Pet Club, Inc., Similar to Ensurapet, our executive officers will also receive a base salary and an opportunity for an annual non-equity incentive compensation award.

Non-Qualified Stock Options

Ensurapet. Ensurapet’ Incentive Compensation and Stock Plan grant its management the authority to issue non-qualified stock options to its executive officers and other key employees. All stock options granted by Ensurapet to its executive officers are subject to vesting requirements by the executive. Vesting periods are utilized as a retention incentive.

Purrfect Pet Club, Inc. To the extent we issue stock options, we will also impose vesting requirements.

Potential Payments Upon Termination, Death, Disability, or Retirement

Purrfect Pet has no executive employee contracts at this time. Every officer and employee is an at will worker.

SECURITY OWNERSHIP BY
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

All of the outstanding shares of our common stock are, and will be, prior to the distribution, held beneficially and of record by Ensurapet. The following table sets forth information concerning shares of our common stock projected to be beneficially owned immediately after the distribution date by:

•	each person or entity known by us to be the beneficial owner of 5% or more of the outstanding shares of Ensurapet’ common stock;

•	each person who we currently anticipate will be one of our directors at the time of the distribution;

•	each person who we currently anticipate will be one of our named executive officers at the time of the distribution; and

•	all persons who we currently anticipate will be our directors and executive officers at the time of the distribution as a group.

The projected share amounts in the table below are based on the number of shares of Ensurapet common and preferred stock owned by each person or entity at June 1, 2009, as adjusted to reflect the distribution ratio of one share of our common stock for every share of Ensurapet common stock one share of our preferred stock for every share of Ensurapet preferred stock. To our knowledge, except as otherwise indicated in the footnotes below, each person or entity has sole voting and investment power with respect to the shares of common stock set forth opposite such persons or entity’s name. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. Shares of common stock and stock options that are vested or are scheduled to vest within 60 days are deemed to be outstanding and to be beneficially owned by the persons holding the options for the purpose of computing the percentage ownership of the person. The address of each of the directors and officers listed below is Purrfect Pet Club, Inc., 2819 Carol Rd., Union, NJ 07083, Attention: Corporate Secretary.

Name	Amount and Nature of Beneficial Ownership of Purrfect Pet Club, Inc. Common Stock	Percent of Class of Common Stock (1)
William R Smith	10,000,000	10%
Samir Financial	3,000,000	3%
Other shareholders	27,000,000	27%
Joseph Cangiano	60,000,000	60%

*	Indicates a less than 1% ownership interest.

(1)
Percentages are calculated on the basis of the 100,000,000 shares of common stock that we expect to be outstanding immediately after the spin-off (based on the approximately 100,000,000 shares of Ensurapet common stock that we expect to be outstanding on the record date).

Name	Amount and Nature of Beneficial Ownership of Purrfect Pet Club, Inc. Preferred Stock	Percent of Class of Preferred Stock (1)
Normandy Financial LLC	2,740,000	88%
Other shareholders	360,000	12%

*	Indicates a less than 1% ownership interest.

(1)
Percentages are calculated on the basis of the 3,100,000 shares of preferred stock that we expect to be outstanding immediately after the spin-off (based on the approximately 3,100,000 shares of Ensurapet preferred stock that we expect to be outstanding on the record date).

OUR RELATIONSHIP WITH ENSURAPET AFTER THE SPIN-OFF

General

In connection with the spin-off, we and Ensurapet will enter into the Separation Agreement to complete the separation of our businesses from Ensurapet and to distribute our common and preferred stock to Ensurapet stockholders. This agreement will govern the relationship between us and Ensurapet after the distribution and will also provide for the allocation of employee benefits, taxes and other liabilities and obligations attributable to periods prior to the distribution. The agreement will have been prepared before the distribution, and will reflect agreement between affiliated parties established without arms-length negotiation. However, we believe that the terms of the agreement will equitably reflect the benefits and costs of our ongoing relationships with Ensurapet.

Of the agreement summarized below, the material agreement have been or will be filed as an exhibit to the registration statement that we have filed with the SEC, of which this information statement forms a part. The summary of material agreement is qualified in their entireties by reference to the full text of the agreements.

Separation and Distribution Agreement

The Separation and Distribution Agreement, which we refer to as the “Separation Agreement,” sets forth the agreement between us and Ensurapet with respect to the principal corporate transactions required to effect our separation from Ensurapet; the transitional services required to effect such separation; the distribution of our shares to Ensurapet stockholders; our dividend to Ensurapet; and other agreements governing the relationship between Ensurapet and us following the separation. Ensurapet will only consummate the spin-off if specified conditions are met. These conditions include final approval of the distribution given by the Board of Directors of Ensurapet, and the actions and filings necessary or appropriate under federal and state securities laws and state blue sky laws of the United States in connection with the distribution shall have been taken and, where applicable, become effective or accepted.

For additional information regarding conditions to the distribution, see “The Spin-Off—Spin-Off Conditions and Termination” beginning on page 31.

Even if these conditions are satisfied, other events or circumstances could occur that could impact the timing or terms of the spin-off or Ensurapet’ ability or plans to consummate the spin-off. As a result of these factors, the spin-off may not occur and, if it does occur, it may not occur on the terms or in the manner described, or in the timeframe currently contemplated.

The Contribution; Allocation of Assets and Liabilities; No Representations and Warranties

In connection with the distribution, Ensurapet has contributed or will contribute to us certain business segments and assets to be included in our business, as described in this information statement. It will effect this contribution by transferring, or causing its subsidiaries to transfer, certain assets related to the conduct of our business. Ensurapet will have no interest in our assets and business and, subject to certain exceptions described below, generally will have no obligation with respect to our liabilities after the distribution. Similarly, we will have no interest in the assets of Ensurapet’ other business segments and generally will have no obligation with respect to the liabilities of Ensurapet’ retained businesses after the distribution.

Except as expressly set forth in the Separation Agreement, Ensurapet will make no representations or warranties as to the assets, businesses or liabilities transferred or assumed as part of the contribution. Furthermore, unless expressly provided to the contrary in any ancillary agreement, all assets will be transferred on an “as is, where is” basis, and the respective transferees will agree to bear the economic and legal risks that any conveyance is insufficient to vest in the transferee good and marketable title free and clear of any security interest and that any necessary consents or approvals are not obtained or that requirements of laws or judgments are not complied with.

The Distribution

Following the satisfaction or waiver of all conditions to the distribution as set forth in the Separation Agreement, Ensurapet will deliver to the distribution agent a certificate or certificates representing all of the outstanding shares of our common and preferred stock. Ensurapet will instruct the distribution agent to distribute those shares on June 1, 2009, or as soon thereafter as practicable, so that each Ensurapet stockholder will receive one of a share of our common stock for every share of Ensurapet common stock and one share or our preferred stock for every share of Ensurapet preferred stock such stockholder owns as of the record date of the spin-off.

No fractional shares of our common or preferred stock shall be distributed in the distribution. Ensurapet shall direct the distribution agent to determine, as soon as practicable, the sum of fractional shares of our common and preferred stock that would have been issued in the distribution and sell the nearest number of whole shares equal to such sum in open market transactions or otherwise, in each case at then prevailing trading prices. The distribution agent shall then cause to be distributed to the holders of Ensurapet common and preferred stock entitled to receive such proceeds in lieu of fractional shares an amount in cash equal to such holder’s ratable share of the proceeds of such sale, without interest, after making appropriate deductions of the amount required to be withheld for federal income tax purposes and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale.

Indemnification and Survival

Except as specifically otherwise provided in the ancillary agreements, Ensurapet will indemnify, defend and hold harmless us, our affiliates, our respective representatives and each of the heirs, executors, successors and assigns of any of the foregoing from and against all indemnifable losses relating to, arising out of or resulting from:

(a) the failure of Ensurapet:

•
(i) to pay or otherwise promptly discharge any of Ensurapet’ liabilities, whether such indemnifiable losses relate to events, occurrences or circumstances occurring or existing, or whether such indemnifiable losses are asserted, before or after the distribution; or

•	(ii) to perform any of its obligations under the Separation Agreement; or

(b) Ensurapet’ business and liabilities, except to the extent such liabilities relate to our business or except as otherwise specifically provided in the Separation Agreement.

Except as specifically otherwise provided in the ancillary agreements, we will indemnify, defend and hold harmless Ensurapet, its affiliates, their respective representatives and each of the heirs, executors, successors and assigns of any of the foregoing from and against all indemnifiable losses relating to, arising out of or resulting from:

(a) the failure by us:

•
(i) to pay or otherwise promptly discharge any of our liabilities (which liabilities shall include all liabilities, whether incurred before or after the spin-off, of Purrfect Pet and of the former pet club business segments of Ensurapet, and whether or not currently owned, used or occupied by Ensurapet and its subsidiaries or affiliates), whether such indemnifiable losses relate to events, occurrences or circumstances occurring or existing, or whether such indemnifiable losses are asserted before or after the distribution; or

•	(ii) to perform any of our obligations under the Separation Agreement; or

(b) any untrue statement or alleged untrue statement of a material fact, or omission or alleged omission to state a material fact required to be stated, in any portion of the registration statement or information statement (or any preliminary or final form thereof or any amendment thereto) to be filed with the SEC, or necessary to make any assertions in the registration statement or information statement not misleading.

All covenants and agreements of the parties contained in the Separation Agreement will survive the contribution, separation and distribution. Our rights and obligations as well as those of Ensurapet and any respective indemnitees under the Separation Agreement will survive the sale or other transfer by any party or its respective subsidiaries of any assets or businesses or the assignment by it of any liabilities. Additionally, indemnity and contribution provisions contained in the Separation Agreement will remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any indemnitee; (ii) the knowledge by the indemnitee of indemnifiable losses for which it might be entitled to indemnification or contribution hereunder; or (iii) any termination of the Separation Agreement.

Expenses

Except as expressly set forth in the Separation Agreement or any ancillary agreement, if the separation and distribution are completed, all third party fees, costs and expenses paid or incurred in connection with the transactions contemplated by the Separation Agreement and the ancillary agreements will be paid by Ensurapet. If the separation and distribution does not occur, Ensurapet shall bear all such fees, costs and expenses.

Dispute Resolution

The Separation Agreement will contain provisions that govern, except as otherwise provided in any ancillary agreements, the resolution of disputes, controversies or claims that may arise between us and Ensurapet. In the event of any dispute or disagreement between us and Ensurapet as to the interpretation of any provision of the Separation Agreement (or the performance of obligations hereunder), we and Ensurapet will promptly meet in a good faith effort to resolve the dispute. If the officers do not agree upon a decision within 30 days after reference of the matter to them, each of the parties will submit any controversy, dispute or claim arising out of or relating in any way to the Separation Agreement or the transactions arising hereunder for arbitration in the Canton, Ohio, and such arbitration shall be the sole remedy for such monetary claims; provided that disputes regarding the amount of any post spin-off true-up of the dividend to be paid on the date of the distribution (to assure that the 2009 cash flow of the Purrfect Pet Club, Inc. business has been properly apportioned) shall be finally resolved by an independent accountant if the parties have not been able to reach a timely agreement on any such dispute. Such arbitration will be administered by the Center for Public Resources Institute for Dispute Resolutions in accordance with its then prevailing Rules for Non-Administered Arbitration of Business Disputes (except as otherwise provided in the Separation Agreement), by an arbitrator or arbitrators as selected and described in the Separation Agreement. The arbitration will be governed by the United States Arbitration Act, 9 U.S.C. § 1 et seq. The award rendered by the arbitrator(s) shall be final and not subject to judicial review and judgment thereon may be entered in any court of competent jurisdiction.

The fees and expenses of the Center for Public Resources Institute for Dispute Resolution and the arbitrator(s) will be shared equally by us and Ensurapet.

Tax Sharing Agreement

The tax sharing agreement will set forth the responsibilities of Ensurapet and Purrfect Pet Club, Inc. with respect to, among other things, liabilities for federal, state, local and foreign taxes for periods before and including the spin-off, the preparation and filing of tax returns for such periods and disputes with taxing authorities regarding taxes for such periods. The tax sharing agreement will also provide that Ensurapet will have to indemnify us for all of the taxes resulting from the transactions related to the distribution of our common and preferred stock if we take certain actions which ultimately result in disqualifying the distribution as tax-free under Sections 355 and 368 of the Code. The tax sharing agreement will also require Ensurapet to indemnify us against any liability for tax if Ensurapet’ actions cause the disqualification of the spin-off as tax free under the Code.

DESCRIPTION OF OUR CAPITAL STOCK

Upon the completion of this spin-off, we will be authorized to issue 500,000,000 shares of our common stock, $0.001 par value, 3,000,000 shares of preferred stock class G, and 100,000 shares of preferred stock class D, $0.001 par value. The following description of our capital stock is subject to and qualified in its entirety by our Certificate of Incorporation and By-laws, which are included as exhibits to the registration statement of which this information statement is a part, and by the provisions of applicable Michigan law.

Authorized and Outstanding Capital Stock

Immediately following the spin-off, our authorized capital stock will consist of 100,000,000 shares of common stock, par value $0.001 per share, and 3,100,000 shares of preferred stock, par value $0.001 per share. Based on the approximately 100,000,000 shares of Ensurapet common stock that we expect to be outstanding on the record date, and a distribution ratio of one share of our common stock for every share of Ensurapet common stock, we will have approximately100,000,000 shares of common stock outstanding immediately following the spin-off. Based on the approximately 3,100,000 shares of Ensurapet preferred stock that we expect to be outstanding on the record date, and a distribution ratio of one share of our preferred stock for every share of Ensurapet preferred stock, we will have approximately 3,100,000 shares of preferred stock outstanding immediately following the spin-off. The actual number of shares to be distributed will be determined on the record date.

Common Stock

Prior to this spin-off, there were 100 shares of our common stock outstanding, all of which were held of record by Ensurapet.

The holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders. Subject to preferences that may be applicable to any of our outstanding preferred stock, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available for that purpose. See “Dividend Policy.” In the event of our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of our preferred stock, if any, then outstanding. The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

Our Board of Directors has the authority, without action by our stockholders, to designate and issue our preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock upon the rights of holders of our common stock until our Board of Directors determines the specific rights of the holders of our preferred stock. However, the effects might include, among other things:

•	restricting dividends on our common stock;

•	diluting the voting power of our common stock;

•	impairing the liquidation rights of our common stock; or

•	delaying or preventing a change-in-control of our company without further action by our stockholders.

At the closing of this spin-off, 3,100,000 shares of our preferred stock will be outstanding, and, other than shares of our preferred stock that may become issuable pursuant to our rights agreement, we have no present plans to issue any further shares of our preferred stock. See “Description of Our Capital Stock—The Rights Agreement.”

Authorized but Unissued Capital Stock

Michigan law does not require stockholder approval for any issuance of authorized shares.  These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Certificate of Incorporation; By-Laws

Our certificate of incorporation and by-laws contain provisions that could make more difficult the acquisition of Purrfect Pet Club, Inc. by means of a tender offer, a proxy contest or otherwise. These provisions are summarized below.

Undesignated Preferred Stock. The authorization of our undesignated preferred stock makes it possible for our Board of Directors to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes of control of our management.

Size of Board and Vacancies. Our Certificate of Incorporation provides that the number of directors on our Board of Directors will be fixed exclusively by our Board of Directors. Newly created directorships resulting from any increase in our authorized number of directors or any vacancies in our Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled solely by the vote of our remaining directors in office.

No Cumulative Voting. Our certificate of incorporation and by-laws do not provide for cumulative voting in the election of directors.

Stockholder Meetings. Under our by-laws, only our Board of Directors may call special meetings of our stockholders.

Amendments of Certificate of Incorporation Provisions. The amendment of any of the above provisions in our certificate of incorporation would require approval by holders of at least 80% of our outstanding common stock.

Indemnification and Limitation of Liability of Directors and Officers

The State of Michigan provides that, among other things, a corporation may indemnify directors and officers as well as other employees and agents of the corporation against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than actions by or in the right of the corporation, i.e. a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, and agreement or otherwise.

Our certificate of incorporation and by-laws require indemnification to the fullest extent permitted by Michigan law. We also intend to obtain directors’ and officers’ liability insurance providing coverage to our officers and directors when capital is sufficient to cover the cost of the insurance. Our certificate of incorporation requires the advancement of expenses incurred by officers and directors in relation to any action, suit or proceeding.

2009 Annual Meeting of Stockholders

Our by-laws provide that an annual meeting of stockholders will be held each year on a date fixed by resolution of our Board of Directors. The first annual meeting of our stockholders after the spin-off is expected to be held in August 2009.

In order for a shareholder to bring, pursuant to our by-laws, nominations or other proposals before the 2009 annual stockholders meeting, the shareholder must provide written notice, delivered to our principal executive offices set forth on page 4, Attn: Corporate Secretary, no earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which we make the first public announcement of the date of the annual meeting. Such notice must contain the specific information required by our by-laws regarding the nominee or proposal, including, but not limited to, name, address, class and number of shares held, information regarding the nominee or a description of the proposal and other specified matters.

You can obtain a copy of our by-laws without charge by writing to the Corporate Secretary at the address shown above.

DESCRIPTION OF INDEBTEDNESS

Our indebtedness is expected to consist of the following after the spin-off: None

Ensurapet believes that this dividend compensates it for the capital that it historically contributed to our businesses and that the payment of the dividend will result in the us having an appropriate level of indebtedness following the spin-off. Ensurapet intends to use the proceeds from the dividend to repurchase stock and repay indebtedness.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form 10 with respect to the shares of our common and preferred stock to be received by the stockholders of Ensurapet in the spin-off. This information statement does not contain all of the information set forth in the Form 10 registration statement and the exhibits to the Form 10 registration statement. For further information with respect to Purrfect Pet Club, Inc. and the shares of our common and preferred stock, reference is hereby made to the Form 10 registration statement, including its exhibits. Statements made in this information statement relating to the contents of any contract, agreement or other documents are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document, with each such statement being qualified in all respects by reference to the document to which it refers. You may review a copy of the Form 10 registration statement, including its exhibits, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, copies of the Form 10 registration statement and related documents may be obtained through the SEC Internet address at http://www.sec.gov.

As a result of the spin-off, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance with the Exchange Act, will file reports, proxy statements and other information with the SEC. After the spin-off, these reports, proxy statements and other information may be inspected and copied at the public reference facilities of the SEC listed above. You also will be able to obtain copies of this material from the public reference facilities of the SEC as described above, or inspect them without charge at the SEC’s web site.

In addition, we intend to furnish holders of our common stock with annual reports containing consolidated financial statements audited by an independent accounting firm.

INDEX TO COMBINED FINANCIAL STATEMENTS*

FINANCIAL STATEMENTS OF
PURRFECT PET CLUB, INC.

*
As described in the Risk Factors and elsewhere in the information statement, these financial statements should not be relied upon as an indication of John Bean Technologies Corporation’s future financial performance or expense structure.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Purrfect Pet Club, Inc.
The Board of Directors and Stockholders

We have audited the Balance sheet s of Purrfect Pet Club, Inc. as of December 31, 2008 and 2007 and the related statements of operations, stockholders equity and cash flows for each of the two years in the period ended December 31, 2008, and from January 17, 2006 (inception) to December 31, 2008. These statements are responsibility of Company’s Management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The Company has had difficulty in generating sufficient cash flow to meet its obligations and is dependent on management’s ability to develop profitable operations. These factors, among others may raise substantial doubt about their ability to continue as a going concern.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Purrfect Pet Club, Inc., as of December 31, 2008 and 2007, and the related statements of operations, stockholders equity and cash flows for each of the two years in the period ended December 31, 2008 and from January 17, 2006 (inception) to December 31, 2008, in conformity with generally accepted accounting principles.

/s/ Lawrence Scharfman, CPA
Lawrence Scharfman CPA
Boynton Beach, FL
April 15, 2009

PURRFECT PET CLUB, INC.

STATEMENTS OF INCOME

Purrfect Pet Club, Inc.
(A Development Stage Company)
Income Statement
December 31, 2008, December 31, 2007 and December 31, 2006 (Inception)

			Audited
	Audited	Audited	Since Inception
	2008	2007	2006

Revenues	$5,196	$1,158	$-

General and administrative expenses	5,196	1,158	500

Income (loss) before taxes	-	-	(500)

Provision for taxes	-	-	-

NET INCOME (LOSS)	$-	$-	$(500)

Earnings Per Share
Basic	$-	$-	$(5.00)
Average shares outstanding	100	100	100

See accompanying notes to financial statements

The accompanying notes are an integral part of the combined financial statements.

PURRFECT PET CLUB, INC.

BALANCE SHEETS

Purrfect Pet Club, Inc.
(A Development Stage Company)
Balance Sheet
December 31, 2008, December 31, 2007 and December 31, 2006 (Inception)

			Audited
	Audited	Audited	Since Inception
	2008	2007	2006
ASSETS
Current Assets
Cash and cash equivalents	$-	$-	$-
Prepaid expenses	-	-	-
Total Current Assets	-	-	-

Fixed Assets
Property and equipment - net	-	-	-

Other Assets
Trademarks	500	500	500
	500	500	500

Total Assets	$500	$500	$500

			Audited
	Audited	Audited	Since Inception
	2008	2007	2006
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$-	$-	$-
Total Current Liabilities	-	-	-

Stockholders' Equity
Common stock	0	0	0
Additional paid in capital	1,000	1,000	1,000

Accumulated deficit stockholders equity	(500)	(500)	(500)
Total Stockholders' Equity	500	500	500

Total Liabilities and Stockholders' Equity	$500	$500	$500

See accompanying notes to financial statements

The accompanying notes are an integral part of the combined financial statements.

PURRFECT PET CLUB, INC.

STATEMENTS OF CASH FLOWS

Purrfect Pet Club, Inc.
(A Development Stage Company)
Statement of Cash Flow
December 31, 2008, December 31, 2007 and December 31, 2006 (Inception)

	Audited	Audited	Audited
	2008	2007	2006
Cash Flows From/For Operating Activities
Net Income (Loss)	$-	$-	$(500)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities
Depreciation			-
Amortization	-	-	-
Net Cash Used in Operation Activities	-	-	(500)
Cash Flows For Investing Activities
Trademarks	-	-	(500)
Net Cash Used in Investing Activities	-	-	(500)
Cash Flows From Financing Activities
Sale of Capital Stock	-	-	1,000
Net Cash From Financing Activities	-	-	1,000
Net Increase (Decrease) in Cash and Cash Equivalents	-	-	-
Cash and Cash Equivalents – Beginning	-	-	-
Cash and Cash Equivalents – Ending	$-	$-	$-

See accompanying notes to financial statements

The accompanying notes are an integral part of the combined financial statements.

PURRFECT PET CLUB, INC.

STATEMENTS OF CHANGES IN OWNER’S EQUITY

Purrfect Pet Club, Inc.
(A Development Stage Company)
Consolidated Statements of Stockholders' Equity
December 31, 2008, December 31, 2007 and December 31, 2006 (Inception)

			Additional	Total
	Common	Stock	Paid in	Stockholders'
	Shares	Amount	Capital	Equity
Balance January 17, 2006	-	$-	$-	$-
Sale of shares	100	0	1,000	1,000
Net loss	-	-	-	(500)
Balance December 31, 2006	100	0	1,000	500
Net Loss	-	-	-	-
Balance December 31, 2007	100	0	1,000	500
Net Loss	-	-	-	-
Balance December 31, 2008	100	0	1,000	500

See accompanying notes to financial statements

The accompanying notes are an integral part of the combined financial statements.

PURRFECT PET CLUB, INC.

NOTES TO FINANCIAL STATEMENTS

PURRFECT PET CLUB, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008, December 31, 2007, and December 31, 2006

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Development Stage Company

Purrfect Pet Club, Inc. (the Company) is a wholly owned Subsidiary, Ensurapet, Inc. and it is a development stage company as defined under Statements of Financial Accounting Standards No. 7. Purrfect Pet Club, Inc. was incorporated on January 17, 2006, in the State of Michigan. Purrfect Pet Club intends to provide a living with pets’ online portal that provides humorous and fun content including online shopping as an affiliate retailer. The Company was dormant through 2006 and 2007 with minimal activity until 2008 when it expanded operations though remaining a development stage company.

Revenue Recognition

Purrfect Pet Club uses an accrual basis accounting.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

Income Taxes

The Company accounts for income taxes under the provisions of Statements of Financial Accounting Standards No. 109 “Accounting for Income Taxes”, which requires a company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in a company’s financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates. The Company has no differences between book and tax accounting.

Property and Equipment

Property and equipment are carried at cost. Maintenance, repairs and renewals are expensed as incurred. Depreciation of property and equipment is provided for over their estimated useful life.

Estimated useful lives

Used Office Equipment	2 Years

Computer Equipment	3 Years

Use of Estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Concentration of Credit Risks

During 2006, 2007, and 2008, the Company had no deposits in banks therefore it was within the FDIC insurance limit.

NOTE 2 – OTHER NONCURRENT ASSETS

Software

The Company utilizes the software developed and owned by its parent company Ensurapet.

Trademarks

Trademarks represent the third party costs in connection with the filing of trademark applications and related research. The Company evaluates, at least annually, for potential impairment, this recorded amount, by means of a cash flow analysis in accordance with SFAS 142.

NOTE 2 – EQUITY

Earnings per share

The Company has adopted the provisions of SFAS 128 in the computation of earnings whereby the convertible Preferred Stock was deemed converted to common stock on date of issue.

Common Stock

The Company has 1,000 shares of common stock authorized with 100 shares outstanding at December 31, 2008, December 31, 2007 and December 31, 2006 respectively.

NOTE 3 – OPERATING SEGMENTS

The Company is but one segment of the parent company Ensurapet’s three reportable segments: the parent company (Ensurapet, Inc.), the insurance agency (Vsurance Insurance Agency, Inc.) and the pet club (Purrfect Pet Club); however, all assets and expenditures had been reported through the parent company (Ensurapet) since the company was a development stage.

NOTE 10 – GOING CONCERN

The Company has generated only minimal revenues and no profits to date.  This factor among others including the ability of the Company to raise operating capital raises substantial doubt about the Company’s ability to continue as a going concern.  Management feels the Company’s continuation as a going concern depends upon its ability to obtain additional sources of capital and financing.  Management feels it can raise the necessary working capital in 2009 to provide the necessary working capital.  The accompanying financial statements do not include any adjustments that may result from the outcome of this uncertainty.

Executive Compensation

The following table sets forth our director and executive officers stock compensation package at the close of December 31, 2008, annual compensation, and those participating in the health benefits plan.

Officer and Director Summary Table (includes all classes of stock held)

Name	Heath Insurance	Stock Held and Class	Annual Compensation
Allen A. Hayes, MD PhD, Director (resigned 01/21/09)	No	Common 550,000	$0
Malcolm L. Pollard, JD, CPA, Treasurer & Secretary (resigned 01/21/09)	No	Common 600,000	$0
Ann M. Perniciaro, Director (resigned 01/21/09)	No	Common 550,000	$0
W. Russell Smith, III, CEO & Director	No	Common 60,000	$0

2007 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
W. Russell Smith, CEO	2008	0		—				08	0

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable
NONE

2008 OPTION EXERCISES AND STOCK VESTED TABLE

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
NONE

2008 PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
NONE

2008 NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
NONE

2008 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Malcolm Pollard	0	—					0
Allen Hayes	0	—					0
Ann Perniciaro	0	—					0
W. Russell Smith	0	—					0

2008 OTHER COMPENSATION TABLE

Name	Year	Perquisites and Other Personal Benefits ($)	Tax Reimbursements ($)	Insurance Premiums ($)	Company Contributions to Retirement and 401(k) Plans ($)	Severance Payments / Accruals ($)	Change in Control Payments / Accruals ($)	Total ($)
None

2008 PERQUISITES TABLE

Name	Year	Personal Use of Company Car/Parking	Financial Planning/ Legal Fees	Club Dues	Executive Relocation	Total Perquisites and Other Personal Benefits
NONE